Exhibit 10.26

CHICAGO TITLE INSURANCE CO.

Recording Requested By,

When Recorded Return To:

Machtinger LLP Greenberg Glusker Fields Claman &,

1900 Avenue of the Stars, Suite 2100

Los Angeles, California 90067-4590

Attn: Henry Finkelstein, Esq.

PUENTE HELLS EAST - CITY OF INDUSTRY

RECIPROCAL EASEMENT AGREEMENT

THE TRUSTEES UNDER THE WILL AND ESTATE OF
JAMES CAMPBELL, DECEASED

And

COSTCO WHOLESALE CORPORATION

EXHIBITS
A	Estate Tract Legal
B	Existing Site Plan
C	New Site Plan
D	Costco Tract Legal
E	New Castleton Right of Way and Planned Street Abandonment
F	Possible Annexation Area Legal and Plan
G	Commercial Center Legal
H	Commercial Center Plan
I	List of Existing Leases
J	Costco Elevations
K	Construction Phasing Plan Drawing
L	Construction Phasing Plan Narrative Requirements
M	Preliminary Version of the Common Area Plans for Costco’s Initial Work
N	Certain Exclusives - Existing Tenants
O	Sign Program

ARTICLE VII.	42
7.1 Annexation of Additional Property	42
7.2 Separate Configuration	43
7.3 Interim Operation.	43
ARTICLE VIII.	43
8.1 Term of this REA	43
ARTICLE IX.	44
9.1 Transfer of Entire Interest	44
9.2 Multiple Ownership	44
9.3 Limitation on Transfer	45
9.4 Fractional Interests	46
ARTICLE X.	46
10.1 Default	46
10.2 Interest	48
10.3 Estoppel Certificate	48
10.4 Notices	48
10.5 Approval Rights	49
10.6 Condemnation	50
10.7 Binding Effect	51
10.8 Singular and Plural	51
10.9 Counterparts and Signature Pages	51
10.10 Negation of Partnership	51
10.11 Not a Public Dedication	51
10.12 Force Majeure Event.	51
10.13 Severability	51
10.14 Amendments	51
10.15 Captions and Capitalized Terms	52
10.16 Mitigation of Damages	52
10.17 REA Shall Continue Notwithstanding Breach	52
10.18 Time	52
10.19 Nonwaiver	52
10.20 Right of Contest	52
10.21 Governing Law	52
10.22 Indemnity and Release	52
10.23 Joint Preparation	53
10.24 Effect of Other Agreements	53
10.25 Lenders	54

PUENTE HILLS EAST — CITY OF INDUSTRY

RECIPROCAL EASEMENT AGREEMENT

THIS RECIPROCAL EASEMENT AGREEMENT (“REA”) is made and entered into as of December      , 2000, by and between COSTCO WHOLESALE CORPORATION, a Washington corporation (“Costco”), and THE TRUSTEES UNDER THE WILL AND OF THE ESTATE OF JAMES CAMPBELL, DECEASED, acting in their fiduciary and not in their individual capacities (the “Estate”).

R E C I T A L S

A.             The Estate is the fee owner of that certain tract of land and all improvements located thereon in Los Angeles County, California, which is legally described in Exhibit “A” attached hereto and identified as the “the Estate Tract” (the “Estate Tract”) on the site plan of the “Shopping Center” as it is presently configured, which is attached hereto as Exhibit “B”(the “Existing Site Plan”), and on the site plan of the Shopping Center as it is contemplated to be reconfigured to incorporate the “Costco Store,” which is attached hereto as Exhibit “C” (the “New Site Plan”).

B.             Costco is the fee owner of that certain tract of land and all improvements located thereon in Los Angeles County, California, which is legally described in Exhibit “D” attached hereto and identified as the “Costco Tract” (the “Costco Tract”) on the Existing Site Plan.

C.             The Costco Tract presently includes certain land which is subject to an Irrevocable Offer to Dedicate in favor of the City of Industry for the contemplated relocation of Castleton Street (as designated “New Castleton Right of Way” on Exhibit “E”) and does not presently include certain land which is expected to become the property of Costco upon the completion of the vacation or abandonment of the superseded portion of Castleton Street (as designated “Planned Street Abandonment” on Exhibit “E”). Upon the City of Industry’s acceptance of the dedication of such New Castleton Right of Way, the relocated portion of Castleton Street shall no longer be deemed apart of the “Costco Tract,” Upon the completion of the vacation or abandonment of such superseded portion of Castleton Street, such vacated or abandoned portion of Castleton Street shall be included within the term “Costco Tract” except for a small portion of such former right-of-way near “The Chilis Building Area” which is intended to be conveyed to the Estate and to become a part of the Estate Tract.

D.             The Costco Tract and the Estate Tract are contiguous and adjacent as shown on the Existing Site Plan and the New Site Plan. The Estate Tract and Costco Tract are hereinafter referred to as the “Shopping Center.”

E.             The parties contemplate that the area bounded by Almahurst Street, Hanover Road, Colima Road and Albatros Road, which area is legally described on Exhibit “F” attached hereto and is designated “Possible Annexation Area” on the New Site Plan (the “Possible Annexation Area”) may be annexed to this REA pursuant to Article VII below. In the event of such annexation, the term “Shopping Center” shall thereafter refer to the land described on Exhibit “A” and the Costco Tract together with the Possible Annexation Area, and the term “Estate Tract” shall thereafter refer to the land described on Exhibit “A” hereto together with the possible Annexation Area.

F.             The Estate Tract, the Costco Tract and the “Possible Annexation Area” are a part of cluster of commercial areas to the south of the Pomona Freeway which are, as a whole, commonly known as the “Puente Hills East Commercial Center” (collectively, the “Commercial Center”). The entire Commercial Center is subject to the Master CC&Rs. The Commercial Center is legally described on Exhibit “G” hereto and is depicted on the drawing attached as Exhibit “H” hereto.

G.            The Parties hereto intend to operate their respective Tracts as integral parts of a retail shopping complex and desire to enter into certain covenants and agreements as a part of a uniform general plan for the common use and operation thereof, and further desire to grant to each other certain reciprocal easements, in, to, over and across their respective Tracts.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises, covenants and agreements hereinafter set forth, other good and valuable consideration, the receipt and sufficiency of, which are hereby acknowledged, and in furtherance of the Parties understandings, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this REA, references to “Recitals,” “Articles,” “Sections” and “Exhibits” are references to corresponding portions of this REA. Listed below are definitions for certain terms that are used in this REA with particular meanings. Unless otherwise noted, a defined terra shall include, where appropriate to the context, the noun (singular and plural), verb and adjective forms of the term.

1.1           Administration Fee. “Administration Fee” is defined in Section 5.2(e).

1.2           Annexation Site Plan. “Annexation Site Plan” means the revised “New Site Plan” including the Possible Annexation Area pursuant to Article VII below.

1.3           Approving Party. “Approving Party” shall mean the Party designated from time to time to make certain decisions and/or give certain approvals pursuant to the terms of this REA. There shall be one Approving Party representing the Estate Tract and one Approving Party representing the Costco Tract. Subject to Article IX below, the holder of the Approving

Party position shall have the right to assign such position to any Person who becomes a Party hereto.

1.4           Approval. “Approval” is defined in Section 10.5 below.

Such assignment with respect to each of the Estate Tract and the Costco Tract may only be made to one Person. If either of the Estate Tract or the Costco Tract is subdivided and portions of such Tract are transferred to different parties and an assignment of the Approving Party position is not made to one of such transferee Parties, then subject to the terms of Article IX below, such Approving Party position shall automatically be deemed assigned to the Party acquiring the largest land area out of the Costco Tract or Estate Tract, respectively. If two persons hold an equal amount of land area within the Costco Tract or Estate Tract, respectively, then such Approving Party’s position shall be deemed to have been assigned to the Party acquiring the last in time of such equally size land areas within the Costco Tract or the Estate Tract, respectively. The Estate shall be the initial Approving Party for the Estate Tract and Costco shall be the initial Approving Party for the Costco Tract.

1.5           Automobile Parking Area. “Automobile Parking Area” is that portion of the Common Area available for the passage and parking of motor vehicles, together with all improvements, including access roads, curbs, directional signs, driveways, incidental and interior roadways, landscaping, light standards, pedestrian sidewalks and stairways, and walkways, in and adjacent to areas used for parking of motor vehicles, but excluding the Gasoline Sales Area, truck docks, truck parking, turn-around and loading/delivery areas or the depressed portions of truck ramps serving any Store.

1.6           Benefitted Tract. “Benefitted Tract” is any Tract benefitted by an easement, covenant, condition or restriction made or suffered by a Grantor regarding the use and/or operation of the Grantor’s Burdened Tract, which benefit shall run with the land in favor of all such successive Occupants and their Permittees of said Benefitted Tract, or any part thereof.

1.7           Budget. “Budget” is defined in Section 5.2(f).

1.8           Building Area(s). “Building Area(s)” are the limited areas of the Shopping Center as designated on the New Site Plan by building limit lines within which buildings (and the Gasoline Sales Area), any appurtenant canopies, supports, loading docks, truck docks, turn-around and loading delivery areas or the depressed portions of truck ramps serving any Store, and other outward extensions, sidewalks adjacent to any Store, as well as attached trash compactors and other utility transformers, may be constructed, placed or located. As to the Gasoline Sales Area, the same may be replaced by a building provided (a) such building is within the building limit lines in such location, (b) the area surrounding such replacement building is improved as Automobile Parking Area as depicted on the New Site Plan detail for such replacement building and (c) the parking ratio requirements with respect to such replacement building are satisfied on the Costco Tract including such replacement building.

1.9           Burdened Tract. “Burdened Tract” is any Tract subject to and burdened by an easement, covenant, condition or restriction made or suffered by a Grantor regarding the use and/or operation of its Burdened Tract, which burden shall run with the land and bind all successive Occupants and their Permittees of said Burdened Tract, or the whole estate of the Grantor or any part thereof.

1.10         Callender’s Building Area. “Callender’s Building Area” shall mean the area designated the Callender’s Building Area on the New Site Plan, and which includes Building E as the existing location of the Marie Callender’s Restaurant.

1.11         Chili’s Building Area. “Chili’s Building Area” shall mean the area designated as the Chili’s/Estate Tract on the New Site Plan, and which includes Building H as the proposed location of the New Chili’s Restaurant.

1.12         Commercial Center. “Commercial Center” is defined in Recital F to this REA.

1.13         Commercial Center Allocable Share. “Commercial Center Allocable Share” shall mean the percentage calculated by dividing the area of the land in a Tract by the total land area of the Commercial Center.

1.14         Commercial Center Common Services. Commercial Center Common Services means those items of operation, maintenance, repair and replacement relating to the Signage identifying the entire Commercial Center (e.g. “Puente Hills East” or a successor name approved by the Approving Parties). To the extent that any sign structure also identifies a business within the Commercial Center, that percentage of the costs associated with such sign structure corresponding to the percentage of the Parcel Area identifying the Commercial Center shall be treated as a cost of Commercial Center Common Services and the percentage of such sign costs corresponding to the Panel Area identifying businesses shall be treated as a separate expense not included in the costs of Commercial Center Common Services. To the extent that any of the responsibilities with respect to the Common Area under Section 5.2 of this REA also comprise Commercial Center Common Services, then the cost of such work shall be either (a) separately determined with respect to the Shopping Center only and treated as a cost of Common Area Maintenance to be shared in the Common Area Allocable Shares, or (b) shall be determined on a Commercial Center-wide basis and shall be treated as a cost of Commercial Center Common Services to be shared in the Commercial Center Allocable Shares. In no event shall any cost be “double-billed” as both a cost of Commercial Center Common Services and a cost of Common Area Maintenance.

1.15         Common Area. “Common Area” is all land, improvements and personal property necessary to the operation of such improvements located within the boundaries of the Shopping Center and available for the general use, convenience and benefit of all Permittees, exclusive of any Building Area. Common Area shall include, but shall not be limited to, Automobile Parking Area, curbs, perimeter sidewalks, other sidewalks not within building limit lines, all Shopping Center and Occupant identification signs, and personal property (such as maintenance equipment) necessary for the operation of such improvements and facilities. While the same are so used, the Gasoline Sales Area and the Seasonal Outside Sales Area(s) shall not be included within “Common Area” and shall be maintained pursuant to Section 5.3 below. Under Section 5.2(b), certain Common Area elements are treated, however, as being the maintenance responsibility of the respective Tract Owner.

1.16         Common Area Allocable Share. “Common Area Allocable Share” shall mean the percentage calculated by dividing the area of land in a Tract by the total land area of the Shopping Center.

1.17         Common Area Maintenance Costs. “Common Area Maintenance Costs” refers to and means the total of all moneys paid out during an applicable or pertinent period for reasonably necessary costs and expenses directly related to the operation, maintenance, repair, replacement and reconstruction of the Common Area in accordance with the requirements of Section 5.2(a) and the other provisions of this Agreement, excepting therefrom those matters expressly excluded from “Common Area Maintenance Costs” under Section 5.2(d) and any other provisions of this Agreement.

1.18         Common Area Plans. Common Area Plans is defined in Section 3.8(d) below.

1.19         Construction Phasing and Practices Plan. “Construction Phasing and Practices Plan is defined in Section 3.4 below.

1.20         Costco Permissible Expansion Area. “Costco Permissible Expansion Area” is that portion of the Costco Tract, with an area of thirty thousand (30,000) square feet, so identified on Exhibit “C”.

1.21         Costco’s Initial Work. “Costco’s Initial Work” is defined in Section 3.2 below.

1.22         Costco Initial Work Plans. “Costco Initial Work Plans” shall mean (a) those elevations for construction of the Costco Store that are listed on Exhibit “J” and (b) those Common Area Plans for Costco’s Initial Work which are approved pursuant to Section 3.8(d) below based on the preliminary plans referenced in such Section 3.8(d) and attached hereto as Exhibit “M”.

1.23         Costco Store. The enclosed building, Seasonal Outside Sales Area, Gasoline Sales Area and related facilities, all as may be constructed on the Costco Tract.

1.24         CPI or Consumer Price Index. “CPI” means the Consumer Price Index (all wage earners) for Los Angeles, Orange, and Riverside Counties, or a reasonably selected successor index.

1.25         Cure. At such time as a Party is in Default, such Party shall be permitted that period of time within which to render remedial performance sufficient to correct said Default, which process shall be referred to herein as “Cure.” At its election, the Party serving a notice of Default may also serve a demand for Cure either concurrently with or subsequent to service of the notice of Default. The time for effecting Cure, unless otherwise specified in this REA, shall be forty-five (45) days. Except as provided elsewhere in this REA to the contrary, whenever a Default is not capable of Cure within the specified period, a Defaulting Party shall be deemed to have Cured the Default if it shall have commenced Cure within the specified time period and shall have prosecuted the Cure continuously and diligently thereafter to completion.

1.26         Default. “Default” is a Party’s breach of any of its covenants or obligations set forth in this REA, which breach shall be deemed to have commenced upon the date of such breach and which shall be alleged in another Party’s service of written notice thereof on the alleged Defaulting Party. A notice of Default may be accompanied or followed by service of a demand to Cure the Default.

1.27         Defaulting Party. “Defaulting Party” is defined in Section 10. l(a).

1.28         Existing Lease(s). “Existing Lease(s)” means those certain leases listed on Exhibit “I” hereto so long as the same have not expired or otherwise been terminated. The premises under the existing leases are presently occupied by Jer-Shaw Investments (multiple office subtenants), Levitz (furniture store), Bally’s (health club), Marie Callender’s (restaurant), Hometown Buffet (restaurant) and Chili’s (existing restaurant to be demolished and moved to New Chili’s Restaurant).

1.29         Floor Area. “Floor Area” shall mean the actual number of square feet of space contained on each floor within a Store, including any mezzanine or basement space used either for retail sales or service purposes or for the storage of merchandise, as measured from the exterior faces of the exterior walls or Store front and/or the center line of any common walls; provided, however, that the following areas shall not be included in such calculations: multi-level racking, the Gasoline Sales Area (except for any retail sales buildings included without it or in replacement for it), emergency exit corridors, supporting mezzanine office or utility space, any space used for building utilities or mechanical equipment, any Seasonal Outside Sales Areas and Common Area storage areas; provided, however, that if any Seasonal Outside Sales Area is utilized for more than forty-five (45) days in any calendar year, then such Seasonal Sales Area shall be included within the definition of “Floor Area.” Within thirty (30) days of opening a Store on its Tract for business, or upon the request of any Party, a Party shall certify in writing to all other Parties the amount of Floor Area applicable to each Store on its Tract. If any Party causes an as-built survey to be prepared with respect to any portion of the Shopping Center, such Party shall furnish a copy of the survey to the other Parties for informational purposes only.

During the period of rebuilding, repairing, replacement or reconstruction of a Store, the Floor Area of that Store shall be deemed to be the same as existed immediately prior to that event. Upon completion of any such rebuilding, repairing, replacement or reconstruction of a Store, the Floor Area shall be no greater-than that specified in Section 4.3 for the Tract in question and as may otherwise be accommodated on such Tract in compliance with the applicable parking ratio and other requirements of this REA. Within thirty (30) days of completion of such rebuilding, repairing, replacement or reconstruction, the Party upon whose Tract such Store is located, shall cause a new determination of Floor Area for such Store to be made in the manner described above, and such determination shall be sent to the Estate, Costco and to any other Party requesting the same.

1.30         Gasoline Sales Area. “Gasoline Sales Area” is the gasoline pump island and related area located on the Costco Tract in the location identified on the New Site Plan.

1.31         Grantee. “Grantee” is the Owner (and its Permittees) of a Benefitted Tract in whose favor a Grantor has reserved or granted any easement, covenant, condition or restriction herein.

1.32         Grantor. “Grantor” is the Owner of a Burdened Tract that is subject to any easement, covenant, condition or restriction reserved or granted herein.

1.33         Hometown Building Area. “Hometown Building Area” shall mean the area designated Hometown Building on the New Site Plan, and which includes Building E as the existing location of the Hometown Buffet Restaurant.

1.34         Large Anchor. “Large Anchor” means a business comprising an aggregate of 100,000 square feet operated under a single trade name or under multiple trade names which have a common ownership and which utilize a separate trade name. In addition, businesses which are not under common ownership with the primary store shall be treated as being a part of such a “Large Anchor” if they are accessible by a principal customer access from the interior of a primary store comprising at least 100,000 square feet.

1.35         Laws. “Laws” is defined in Section 10.20.

1.36         Liens. “Liens” is defined in Section 10.20.

1.37         Losses. “Losses” is defined in Section 10.22(a).

1.38         Master CC&Rs. “Master CC&Rs” means that certain Declaration of Covenants, Conditions and Restrictions for Puente Hills East Commercial Center dated as of January 1, 1978 and recorded on April 13, 1978 in the Official Records of Los Angeles County (“Official Records”) as Document No. 78-390435: (a) as amended and modified by (i) that certain First Amendment to Declaration of Covenants, Conditions and Restrictions for Puente Hills East Commercial Center dated as of June 28, 1979 and recorded on July 10, 1979 as Instrument No. 79-749965 in the Official Records, and (ii) that certain Modification of Declaration of Covenants, Conditions and Restrictions for Puente Hills Commercial Center dated as of November 30, 1992 and recorded in the Official Records on December 3, 1992 as Instrument No. 92-2257839, and (b) as supplemented with respect to the Shopping Center by that certain “Supplemental Agreement and Second Amendment to Declaration of Covenants, Conditions and Restrictions” between Costco and the Estate, dated and recorded concurrently herewith.

1.39          Mortgage; Mortgagee. “Mortgage” is any first mortgage, indenture of first mortgage, or first deed of trust of the interest, whether fee or leasehold, of an Owner in a Tract and, to the extent applicable, a “sale and leaseback” or “assignment and subleaseback” transaction. “Mortgagee” is a mortgagee or trustee and beneficiary under a Mortgage, and to the extent applicable, a fee owner, lessor or sublessor of any Tract which is the subject of a lease under which any Owner becomes a lessee in a “sale and leaseback” or “assignment and subleaseback” transaction.

1.40          Non-Defaulting Party. “Non-Defaulting Party” is defined in Section 10.1(a).

1.41          Notice. “Notice” is defined in Section 10.4(a).

1.42          Occupant. “Occupant” shall mean the Estate or Costco and any Person from time to time entitled to the use and occupancy of any portion of a Store in the Shopping Center or of a

Tract under an ownership right or any lease, sublease, license, concession, or other similar agreement, but shall not include invitees.

1.43         Owner. “Owner” shall mean the fee owner of a Tract.

1.44         Party. “Party” shall mean each signatory hereto and its respective successor or assign pursuant to the terms and provisions of Article IX herein.

1.45         Party’s Agents. “Party’s Agents” is defined in Section 10.22.

1.46         Percentage Share “Percentage Share” shall mean the percentage calculated by dividing the area of the land in a Tract by the total land area of the Shopping Center.

1.47         Permittee. “Permittee” shall mean all Occupants and the officers, directors, employees, agents, contractors, customers, vendors, suppliers, visitors, invitees and licensees thereof insofar as their activities relate to the proper use of the Shopping Center as described in this REA. Among others, Persons engaged in any of the following activities on the Shopping Center (unless such Persons are permitted by obligatory law to engage therein) will not be considered to be Permittees unless such activities are conducted pursuant to a right of a tenant under an Existing Lease or are directly related to the commercial purposes of the Shopping Center and have been approved by the Approving Parties:

(a)           Exhibiting any placard, sign, or notice;

(b)           Distributing any circular, handbill, placard, or booklet;

(c)           Soliciting memberships or contributions (other than memberships in or to an Occupant which are sold inside a Store or directly in front of such Store’s entrance); and

(d)           Parading, picketing, or demonstrating;

1.48         Person. “Person” shall mean any individual, partnership, firm, association, corporation, trust, or any other form of business or government entity.

1.49         Redevelopment View Corridor Line. “Redevelopment View Corridor Line” shall mean the line identified on the New Site Plan as the Redevelopment View Corridor Line.

1.50         Released Party. “Released Party” is defined in Section 10.22(b).

1.51         Releasing Party. “Releasing Party” is defined in Section 10.22(b).

1.52         Requesting Party. “Requesting Party” is defined in Section 6.2(b).

1.53         Restaurant. “Restaurant” shall mean any operation or business which requires a governmental permit, license and/or authorization to prepare and/or serve food for either on or off-site consumption. Notwithstanding the foregoing, incidental uses described in Section 4.1(c) below shall not be deemed to be “Restaurants”.

1.54         Seasonal Outside Sales Areas. Subject to Section 6.1(d) below, “Seasonal Outside Sales Areas” shall mean (a) an area on the Costco Tract comprising up to 15,000 square feet, which is identified on the New Site Plan as such and which is used for sales purposes exclusively by an Occupant of the Costco Tract which operates at least 50,000 square feet of Floor Area and (b) an area on the Estate Tract comprising up to 15,000 square feet, which is located within the Southern Estate Envelope Area and which is used for sales purposes exclusively by an Occupant of the Estate Tract which operates at least 50,000 square feet of Floor Area. The Approving Party as to each of the Estate Tract and Costco Tract shall, from time to time upon the request of any Party, designate the Occupant who is entitled to use its respective Seasonal Outside Sales Area. The number of square feet contained within the Seasonal Outside Sales Area shall not exceed 15,000 square feet or such lesser area as is provided under Section 6.1(d) below. During the period an Occupant is not using its Seasonal Outside Sales Area as such, it shall, at its sole cost, remove any fence or other security barrier and restore the Seasonal Outside Sales Area as Common Area. The Seasonal Outside Sales Area on the Costco Tract shall not be operated for more than forty-five (45) days in any calendar year, but the foregoing shall not limit the use of the allowable Building Areas on the Costco Tract for outdoor sales. Each Party’s Seasonal Outside Sales Area may only be utilized as an integrated part of the business operations of an Occupant who operates 50,000 square feet or more of Floor Area.

1.55         Separate Utility Line. “Separate Utility Line” is any utility facility that exclusively serves a particular Store or Tract, including, without limitation, any of the following: any system for storm drain, sanitary sewer, domestic water, natural gas, electrical power, fire protection water, telephone, fibre optics, cable television, heating, ventilating and/or air conditioning.

1.56         Shopping Center. “Shopping Center” is defined in Recital D to this REA.

1.57         Site Plans. “Site Plans” means the Existing Site Plan, New Site Plan and the Annexation Site Plan.

1.58         Southern Estate Envelope Area. “Southern Estate Envelope Area” shall mean that portion of the Shopping Center within the building limit lines with respect to the Estate Tract as designated on the New Site Plan except for the Chili’s Building Area, the Hometown Building Area and the Callender’s Building Area. If the Possible Annexation Area shall be annexed to the Shopping Center, the Southern Estate Envelope Area shall also include the portion of the Possible Annexation Area provided for under Section 7.2 below.

1.59         Store. “Store” shall mean all portions of the buildings and improvements (including alterations or restorations) that exist or are constructed from time to time on a Party’s Tract, excluding Common Area.

1.60         Substantially Completed. “Substantially Completed” or “Substantial Completion” (whether or not such term is capitalized when used) means that the subject work of improvement has been fully completed in accordance with the requirements of this Agreement except for (a) items which do not have a substantial adverse impact on the usefulness of the subject work or the business operations of any Occupant and (b) items which do not prevent the legal opening or continuing operation of any business. Upon the request of any Approving Party, a party who is required to complete any work of improvement hereunder shall meet and confer with the Approving Parties to identify a so-called “punch-list” of incomplete or improperly constructed items with respect to any such “substantially completed” work and the constructing party shall diligently pursue the completion of such punch-list.

1.61         Term. “Term” is defined in Article VIII.

1.62         Tract. “Tract” is all of the Estate Tract or the Costco Tract or any other legally subdivided lot or parcel subject to this REA including, without limitation, any Common Area thereon. In the event of multiple ownership of a Tract, the provisions of Article IX hereof regarding Transfer of Interest shall apply.

1.63         Utility Line(s). “Utility Line(s)” is defined in Section 2.1(b)(i).

1.64         Work. “Work” is defined in Section 2.1(b)(v).

ARTICLE II.

EASEMENTS

2.1           Common Area Easements. The Common Area on each Tract shall be made available for the following purposes related to the business activities conducted in the Shopping Center:

(a)           Ingress, Egress and Parking. Each Party hereby grants and conveys to each other Party for its use and for the use of its Permittees a non-exclusive easement for the passage and parking of vehicles and for the passage and accommodation of pedestrians over and across the Automobile Parking Areas and sidewalks of the Grantor’s Tract as the same may from time to time be constructed and maintained for such use. Such easement rights shall be subject to the following reservations as well as other provisions contained in this REA:

(i)            Except for situations specifically provided for in the following subparagraphs, no fence or other barrier shall be erected or permitted within or across the easement areas; provided, however, that the foregoing provision shall not prohibit the installation of convenience facilities (such as mailboxes, public telephones, benches or public transportation shelters and cart corrals), landscaping, berms or planters, limited curbing and similar items within the Common Areas to the extent such areas are not shown as parking spaces or as otherwise approved by the Approving Parties. Notwithstanding the foregoing, so long as the Existing Lease to the Hometown Buffet remains in effect, the following shall apply to the portions of the Costco Parcel within the “Hometown Protected Parking Area” designated on the Site Plan unless the Estate shall have approved an exception to the same: (a) cart corrals may only be located as depicted on the New Site Plan within such area and (b) none of the other “convenience facilities” referenced in the preceding sentence may be located in such area;

(ii)           In connection with any construction, reconstruction, repair or maintenance on its Tract, each Party reserves the right to create a temporary staging and/or storage area in the Common Area on its Tract at such location designated “Costco Future Staging

Area” (as to Costco) and “Estate Future Staging Area” (as to any other Party) on the New Site Plan; provided, however, that the Party operating such temporary staging or storage area promptly repairs all damage caused by, or resulting from, such construction activities, including, without limitation, to any improvements on the Automobile Parking Area or any other Tract; and provided further, however, that the Construction Phasing and Practices Plan shall govern staging with respect to the Costco’s Initial Work;

(iii)          No Party shall make changes to the improved Common Area as contemplated by the New Site Plan on its Tract without the prior written approval of the Approving Parties pursuant to Section 3.8 below, which approval will not be unreasonably withheld. Notwithstanding anything to the contrary in this Subsection (iii), no such changes shall be permitted, and an Approving Party may disapprove such proposed changes in its sole and absolute discretion unless:

A.            the accessibility, utility and efficiency of such Common Area for all intended uses and purposes is not unreasonably restricted or hindered;

B.            there shall be maintained at all times within such Common Area on each Tract, a sufficient number of vehicular parking spaces to meet the parking requirements set forth in Section 4.1, and all parking stalls and rows and vehicular traffic lanes shall remain generally as shown on the New Site Plan;

C.            no governmental rule, ordinance or regulation shall be violated as a result of such action, and such action shall not result in any other Party being in violation of any governmental rule, ordinance or regulation;

D.            no lease on the Estate Tract in effect as of the date of this REA shall be violated as a result of such change;

E.             no change shall be made in the Critical Access Points serving the Shopping Center, as the same are depicted on the New Site Plan; and

F.             at least thirty (30) days prior to making any such change, modification or alteration, the Party desiring to do such work shall deliver to each other Party copies of the plans therefor.

(iv)          Each Party reserves the right to close off the Common Area on its Tract for such reasonable period of time as may be legally necessary, in the opinion of such Party’s counsel, to prevent the acquisition of prescriptive rights by anyone. Notwithstanding anything in this Subsection (iv) to the contrary, prior to closing off any portion of the Common Area as herein provided, a Party shall give written notice to each other Party of its intention to do so, and shall coordinate such closing with each other Party so that no unreasonable interference in the passage of pedestrians or vehicles or in the use and occupancy of the Shopping Center shall occur; and

(v)           Each Party reserves the right at any time and from time to time to exclude and restrain from using its Tract any Person who is not a Permittee.

(vi)          The applicable Parties reserve the right to conduct the activities described in Section 6.1(d) below.

(b)            Utilities.

(i)            Each Party hereby grants and conveys to each other Party non-exclusive perpetual easements in, to, over, under, along and across those portions of the Common Area (exclusive of any portion located within a Building Area) located on the Grantor’s Tract as may be necessary for the installation, operation, flow, passage, use, maintenance, connection, repair, relocation, and removal of Separate Utility Lines (Separate Utility Lines are sometimes hereinafter referred to collectively as “Utility Line(s)”). Except with respect to then usual and customary ground mounted appurtenances such as electrical transformers, electrical vaults, manholes, meters, sprinkler facilities, valves and hydrants, and except for temporary utilities during any period of construction or reconstruction, all utilities shall be underground unless required to be above ground by the utility providing such service or by any governmental entity. Prior to exercising the right granted herein, the Grantee shall first obtain any Approvals required under subsection “(ii)” below and provide the Grantor with a written statement describing the need for such easement, shall identify the proposed location of the utility easement, and shall furnish a certificate of insurance showing that its contractor has obtained the minimum insurance coverage required by Section 6.4 hereof. In addition, the Grantee shall provide, upon the request of any Grantor which is a Party as to a Tract which is subject to an Existing Lease, such additional documentation and information as may be required under such Existing Lease in connection with such proposed easement in order for the applicable Party to make the corresponding proposal to the Tenant under such Existing Lease. Any Party installing Utility Lines pursuant to the provisions of this subparagraph shall pay all costs and expenses with respect thereto and shall cause all work in connection therewith (including general clean-up and proper surface and/or subsurface restoration) to be completed in a diligent manner and so as to minimize interference with the use of the Common Area. If the Parties elect to jointly install Separate Utility Lines, all costs and expenses thereof may be set forth in a separate agreement between those cooperating Parties.

(ii)           The initial location or relocation and width of any Utility Line shall be subject to the prior written Approval of the Party whose Common Area is to be burdened thereby. In addition, any relocation of existing Utility Lines within the Costco Common Areas as part of Costco’s Initial Work which may impact the improvements on the Estate Tract shall require the approval of the Estate as part of the Common Area Plans for Costco’s Initial Work. Any subsequent reconfiguration of any Utility Line shall be subject to the prior written Approval of the Party whose Common Area is to be burdened thereby. With regard to a public utility easement, the easement area shall be no larger than is necessary to reasonably satisfy the utility company. With regard to a private easement, the easement area shall be no larger than five feet (5’) on each side of the centerline. The Grantee of a private Utility Line shall, upon request, provide to the Grantor thereof a copy of an as-built survey showing the location of such Utility Line. The Grantor shall have the right at any time to relocate a Utility Line upon thirty (30) days’ prior written notice, provided that such relocation shall:

A.            not materially interfere with or diminish the utility services to the Grantee;

B.            not reduce or unreasonably impair the usefulness or function of such Utility Line;

C.            be performed without cost or expense to Grantee;

D.            be completed using materials and design standards which equal or exceed those originally used;

E.             have been approved by the appropriate utility company and any appropriate governmental or quasi-governmental agencies having jurisdiction thereover; and

F.             not unreasonably interfere with the conduct or operation of the Occupants of the Grantee’s Tract.

Grantee shall have the right to require an as-built survey of such relocated Utility Line be delivered to it at Grantor’s expense as soon as is practicable after the completion of such relocation.

(iii)          Each Party hereby grants and conveys to each Party owning an adjacent Tract the perpetual right and easement to discharge surface storm drainage and/or runoff from the Grantee’s Tract over, upon and across the Common Area of the Grantor’s Tract. No Party shall alter or permit to be altered the surface of the Common Area or the drainage/retention system constructed on its Tract in accordance with the Common Area Plans. The surface water collection, retention and distribution facilities shall be deemed a Utility Line and shall be entitled to those easement rights et forth in Section 2.1(b)(i) above.

(iv)          The Parties shall each, to the extent necessary and to the extent the same shall not result in the loss of compensation otherwise obtainable from condemnation, join in the execution of such instruments as may be required in order to effectuate the installation (subject to the restrictions contained in this REA), for the sole benefit of the Shopping Center or the Parties’ Tracts, of public utilities and similar easements under and across portions of their respective Tracts.

(v)           Notwithstanding anything in this Section 2.1 to the contrary, absent emergency, no construction, reconstruction, repair, maintenance or modification other than “Costco’s Initial Work” (collectively “Work”) shall be performed to the Common Area on any Tract between November 15th and the following January 1st without the consent of the Approving Parties. Notwithstanding the foregoing sentence, the Estate shall be permitted to conduct Work during such period on those portions of the Common Area within the “Southern Estate Envelope Area” so as to permit an uninterrupted construction of the same, provided the usable Automobile Parking Area on the Estate Tract is at least equal to four (4) parking spaces for each 1,000 square feet of Floor Area on the Estate Tract which is open for business during such work.

2.2           Restriction. No Party shall grant or otherwise convey any easements for the benefit of any property not within the Shopping Center except as described in Article VII, without the prior written approval of the Approving Parties; provided, however, the foregoing shall not prohibit the grant or dedication of utility easements to governmental or quasi-governmental authorities or to public utilities.

2.3           Gasoline Sales Area. If at any time the Gasoline Sales Area ceases to be so operated for a period in excess of 180 days plus periods of Force Majeure Events or diligently pursued reconstruction or remediation, then within 180 days following the end of such period either, (a) all fixtures, improvements and equipment therein shall be removed and the Gasoline Sales Area shall be improved in the same manner as the other Automobile Parking Area and it shall thereafter be maintained as Common Area or (b) the Owner of the Costco Tract shall develop the same with other allowable Building Area. The Gasoline Sales Area shall only be operated in accordance with one of the following: (i) such facility shall use the trade name of, and be operated by, a Large Anchor Store on the Costco Tract which has at least fifty (50) stores or which has both at least ten (10) stores and a net worth of at least $250,000,000; or (ii) such facility shall use the trade name of a major regional or national oil retailer pursuant to a co-branding arrangement with the Large Anchor Store on the Costco Tract and such gas facility operator shall have a net worth of at least $250,000,000. A co-branding arrangement shall satisfy clause (ii) above only if such Large Anchor Store sells gasoline in connection with at least 10 of its Stores

2.4           Initial Reconstruction of Common Area and Castleton Street. The performance of “Costco’s Work” in accordance with the Construction Phasing and Practices Plan and the other requirements of Article III below, and the impacts on ingress, egress and parking contemplated thereby, shall not constitute a breach or default under Section 2.1 or any other provision of this Agreement.

ARTICLE III.

CONSTRUCTION

3.1           Castleton Street Relocation.

(a)           Immediately prior to the recordation of this REA, Costco granted an Irrevocable Offer to Dedicate with respect to the relocated portion of Castleton Street as depicted on the New Site Plan and further designated as New Castleton Right of Way on Exhibit “E” hereto.

(b)           Pursuant to that certain Owner Participation Agreement (“OPA”) between the Industry Urban-Development Agency (the “Agency”), dated August 1, 2000, and Costco, the Agency has agreed to cause the City of Industry (“City”) to vacate the portion of Castleton Street as depicted on the Existing Site Plan which is not within the realigned Castleton Street as depicted in the New Site Plan (the “Vacated Castleton Street Area”) and further designated as Planned Street Abandonment described on Exhibit “E” hereto.

(c)           Pursuant to the OPA, the Agency has agreed to cause Castleton Street to be reconstructed in the realigned location depicted on the New Site Plan.

(d)           Costco agrees to use diligent efforts to enforce the obligation of the City and the Agency to complete such realigned Castleton Street and to complete the vacation proceedings with respect to the Vacated Castleton Street Area.

(e)           Upon completion of the applicable vacation proceedings, the Vacated Castleton Street Area shall be owned in fee by Costco and shall be a part of the Costco Tract.

(f)            Without limitation upon Section 3.2 below, Costco shall not commence the demolition of any portion of the original alignment of Castleton Street until the new alignment of Castleton Street has been substantially completed and opened to the public.

3.2           Costco’s Initial Work. The activities constituting “Costco’s Initial Work” and to be performed by Costco pursuant hereto are set forth below in this Section. Costco agrees to cause “Costco’s Initial Work” to be constructed, completed and provided substantially in accordance with the Construction Phasing and Practices Plan, the New Site Plan and the “Costco Initial Work Plans” and the Common Area Plans for Costco’s Initial Work approved pursuant to Section 3.8 below. Costco’s Initial Work comprises the following:

(a)           Common Area. The paving, striping, lighting, landscaping, bumpers, curbs, gutters, sewers, storm drains, other on-site drainage lines or systems, parking spaces, driveways, walkways and utility installations contemplated by the New Site Plan on the Costco Parcel, the parcel that the Hometown Building Area is located, and the parcel that the Chili’s Building Area is located, and substantially in accordance with the approved Common Area Plans for Costco’s Initial Work Plans (“Costco’s Common Area Work”).

(b)           Temporary Parking Lot. The grading and temporary paving of a parking lot to be used by Chili’s Restaurant from the opening of the new Chili’s restaurant (“New Chili’s Restaurant”) until the completion of the Common Areas within the former location of Castleton Street (the “Temporary Lot”) be in accordance with Costco’s agreement (the “Costco/Chili’s Agreement”) with Brinker Restaurants Corporation (“Chili’s”).

(c)           New Restaurant Utilities. Separate utility lines to serve the New Chili’s Restaurant, stubbed within five (5) feet of the new restaurant footprint (the “New Restaurant Utilities”) in accordance with Costco/Chili’s Agreement.

(d)           New Costco Store. The building initially constructed on the Costco Tract shall have exterior elevations substantially as shown on the drawings attached as Exhibit “J” (full size copies of which shall be maintained in the possession of the Approving Parties).

(e)           New Chili’s Store. Absent the bankruptcy or material default of the proposed operator thereof, the New Chili’s Restaurant contemplated by the New Site Plan.

(f)            Darden Restaurants. Absent the default of the City of Industry or its redevelopment agency in relocating Castleton Street, the “Site Work” under the agreement between Costco and Darden Restaurants, Inc. (the “Costco/Darden Agreement”).

3.3           Costco Completion Schedule. Subject to “Force Majeure Events,” (a) Costco shall cause the Temporary Lot and the New Restaurant Utilities to be substantially completed as required under the Costco/Chili’s Agreement; (b) Costco shall cause Costco’s Common Area Work to be substantially completed on or before June 1, 2002; (c) Costco shall cause the New Costco Store to be substantially completed on or before December 31, 2002; and (d) Costco shall timely fund the cost of the New Chili’s Restaurant in accordance with the Costco/Chili’s Agreement and shall use reasonable efforts to cause Chili’s to timely complete the same in accordance with the Costco/Chili’s Agreement.

3.4           Construction Phasing and Practices Plan. Except to the extent otherwise approved by the Estate, Costco shall cause Costco’s Work to be accomplished in conformity with the phasing drawing(s) attached hereto as Exhibit “K” and in conformity with the narrative requirements attached hereto as Exhibit “L” (collectively, the “Construction Phasing and Practices Plan”). During Costco’s Initial Work, Costco shall have the right to create temporary staging and/or storage areas in the areas designated “Primary Staging Area” and “Secondary Staging Area” on Exhibit “K.”

3.5           Additional Mitigation Measures. In addition to the Construction Phasing and Practices Plan, Costco shall adopt such additional measures to mitigate the impact of Costco’s Initial Work on the occupants of the Commercial Center as the Estate may reasonably request; provided, however, that Costco shall not be obligated to adopt any such measures which would, in Costco’s business judgment, (a) result in any cost or expense to Costco (net of any savings that may actually be realized by such alternative means of performing Costco’s Initial Work) unless the Estate agrees to pay any such increased costs on a current basis; or (b) cause any delay in Costco’s Work unless the Estate agrees to pay any increased costs on a current basis of feasible measures which Costco is able to implement to prevent such delay from occurring. The parties acknowledge that Costco hopes to complete Costco’s Initial Work substantially in advance of the dates set forth in Section 3.3 above captioned “Schedule” and that “any delay” as used in this Section 3.3 refers to any delay from the schedule that Costco would have been able to achieve absent the Estate’s request, rather than any delay from the dates under Section 3.3 above. Costco and Estate shall promptly meet and confer with Costco’s contractor(s) to review and reasonably agree upon the cost of any additional mitigation measures requested by the Estate.

3.6           Costco Indemnification for Costco’s Initial Work. Costco shall indemnify, defend and hold Estate, its trustees and its and their respective successors, assigns, officers, directors, employees, agents, partners, transferees, beneficiaries and representatives (“Estate Parties”) harmless from and against any and all claims, demands, liabilities, actions, suits, orders, and causes of actions (including claims of loss of income, loss of profits, costs, including attorneys’ fees and costs of suit, and any other damages of whatever kind or nature) (“Claims”) asserted by existing or prospective Owners, or occupants or invitees on or of the Commercial Center to the extent the same arise from, (a) a breach or default by Costco in the performance of Costco’s construction obligations in accordance with the Construction Phasing and Practices Plan and the provisions of Section 3.2 above or (b) a breach or default by Costco in the performance of the construction of the Common Areas pursuant to Section 3.2 above so that they substantially conform to the New Site Plan. Nothing contained in the foregoing, however, shall be deemed to imply that Costco shall incur any liability for any claim that the performance of Costco’s Initial Work in accordance with the Construction Phasing and Practices Plan and said schedule or that the relocation of Castleton Street by the City in accordance with the OPA is in violation of any person or entity’s rights under any law or agreement. In addition, Costco shall indemnify, defend and hold harmless the Estate Parties from and against any and all Claims made by Chili’s or GMRI, Inc. or its Olive Garden and Red Lobster subsidiaries to the extent the same arises out of Costco’s breach or default in the performance of Costco’s obligations under the Costco/Chili’s Agreement or the Costco Darden Agreement. Nothing contained in the foregoing shall limit or impair the Estate’s right to avail itself of the “self-help” remedy under Section 10.1(a) below if Costco fails to complete the Initial Work or to conform to the Construction Phasing and Practices Plan or to meet the schedule requirements under Section 3.3 above.

3.7           Opening of Costco Store.

(a)           Subject to Force Majeure Events, Costco shall cause the Costco Store as described in the Costco Initial Work Plans to be substantially completed and to open for business to the public as a Costco Store, with substantially the same goods and services as are offered in a majority of other Costco stores in Southern California, for at least one day on or before December 31, 2002.

(b)           Nothing contained in this Section 3.7 or elsewhere in this REA shall be deemed an operating covenant obligating Costco to operate or remain open for business continuously on the Tract or any other form of so-called “covenant of continuous operation.”

3.8           Plans for Future Construction.

(a)           Plans for Stores. The Parties intend that the stores within the Shopping Center shall be designed and constructed in harmony and shall be compatible with the general architectural concept of the Shopping Center. The elevations for the Costco Store attached hereto as Exhibit “J” have been approved for initial construction of the Costco Store and shall provide the standard for the review by the other Approving Party of any renovation or expansion of Costco Store.

(b)           Costco Building and Costco Gas Station. The Approving Parties have heretofore approved the elevations for the Costco Store and Gasoline Sales Area attached hereto as Exhibit “J.” Any substantial deviation from said Exhibit “J” in the construction of the Costco Store and Gasoline Sales Area shall require the prior written approval by the Estate, which approval shall not be unreasonably withheld.

(c)           Future Buildings and Renovations. Prior to commencing any construction of new buildings or other structures not addressed in the preceding subsection, or any substantial renovation to the exterior of any existing buildings or structures, the constructing Owner shall obtain the prior written Approval of the Approving Parties of the elevations for the same pursuant to this Section. Such Approval shall not be unreasonably withheld and the reviewing Approving Parties’ discretion shall be limited to whether or not the proposed improvements are reasonably harmonious with the general architectural concept referenced in Section 3.8(a) above and are of a quality of materials and finishes equal to other similar projects in Los Angeles County, California. No Party may require that the proposed improvements of another Party have a higher degree of harmony with such architectural concept, or be of a higher quality, than the improvements located on the Tract of the reviewing Approving Party.

(d)           Common Area Plans and Specifications. Prior to commencing construction, reconstruction or substantial changes to any portion of the Common Area, each such Owner shall deliver to the Approving Parties working drawings and specifications for such work (“Common Area Plans”). Within fifteen (15) days following delivery of the proposed Common Area Plans, the Approving Party shall approve the proposed Common Area Plans or request reasonable revisions; provided, however, that it is agreed that it shall be reasonable to disapprove any Common Area Plans which fail to conform to Section 2.1(a)(iii) above or any other provision of this Agreement. The constructing Owner shall give reasons for any request for revision of the proposed Common Area Plans. The Approving Parties shall act in good faith and use reasonable efforts to agree on the final form of the Common Area Plans incorporating any revisions requested by the Approving Parties. On reaching agreement on such plans, the Approving Parties shall sign such plans as approved and the Approving Parties shall promptly submit such plans for approval by the City. The Estate acknowledges that it has reviewed a preliminary version of the Common Area Plans attached hereto as Exhibit “M,” and Estate will not unreasonably withhold its approval of the final version of such Common Area Plans.

(e)           Certain Existing Lease Matters. Notwithstanding Section 3.8(c) above, Costco agrees not to withhold its Approval of the architecture of future buildings or alterations thereto proposed to be constructed by tenants pursuant to Existing Leases or to withhold its Approval of Common Area Plans for work within the ground leased premises of such Existing Tenants which fail to meet the aesthetic or quality requirements of Section 3.8(d) above and such non-compliance will not constitute a default by Party who is the landlord under such Existing Lease(s), if (i) the Party has diligently pursued such compliance with such requirements, (ii) the Party has offered to pay any additional costs of meeting such requirements to the extent the tenant’s objection is based on cost, (iii) the Party has advised the other Parties that the Party does not have the legal right to impose such Sections 3.8(c) and (d) requirements under the applicable Existing Lease and (iv) the proposed buildings, alterations or Common Area work are consistent with the site plan controls, use limitations, parking ratio requirements, Building Area and Floor Area limitations, and other provisions of this Agreement relating to matters other than aesthetics or construction quality.

3.9           Common Area Plans and Standards. The design and quality of construction or reconstruction of the Common Areas shall be in accordance with the approved “Common Area Plans” for the applicable work. The design standards reflected in the Common Area Plans for Costco’s Initial Work including, without limitation, lighting, landscaping, grading, paving and utilities shall serve as the benchmark for the review and approval of future Common Area Plans in connection with any future construction or reconstruction of Common Areas in the Shopping Center. From the date hereof, the Estate Tract may be developed or altered in accordance with the New Site Plan.

3.10         General Requirements.

(a)           Each Party agrees that all construction activities performed by it within the Shopping Center shall be performed in compliance with all applicable laws, rules, regulations, orders, and ordinances of the city, county, state, and federal governments, or any department or agency thereof and in accordance with the Improvement Plans. No construction activity other than Costco’s Initial Work which may affect the Common Area shall commence until at least thirty (30) days’ prior notice has been given to all other Parties.

(b)           Each Party further agrees that its construction activities shall not:

(i)            cause any unreasonable increase in the costs of construction of improvements upon another Party’s Tract;

(ii)           unreasonably interfere with construction work being performed on any other part of the Shopping Center;

(iii)          unreasonably interfere with the use, occupancy or enjoyment of any part of the remainder of the Shopping Center by any other Party or its Permittees, it being agreed, however, that Costco’s Initial Work performed in compliance with Sections 3.2 through 3.6 above shall not be considered to unreasonably interfere with any of the foregoing; and

(iv)          cause any other Party to be in violation of any applicable law, rule, regulation, order or ordinance of the city, county, state, federal government, or any department or agency thereof.

(c)           Each Party agrees to defend, indemnify, protect and hold harmless each other Party from all liability, loss, claims, actions, proceedings, liens and costs incurred in connection therewith (including reasonable attorneys’ fees and costs of suit), arising out of or resulting from any accident, injury or loss or damage occurring to any Person or to the property of any Person during the performance of any construction activities performed or authorized by such indemnifying Party. Notwithstanding the foregoing sentence, no Party shall be obligated to indemnify any other Party for the negligence or willful misconduct of such other Party, its agents, employees, contractors or licensees.

(d)           Except for Costco’s Initial Work which shall be governed by Sections 3.2 through 3.6 above (and to which the following shall not be applicable), (i) all storage of materials and the parking of construction vehicles, including vehicles of workers, shall occur only on the constructing Party’s Tract; (ii) all laborers, suppliers’, contractors and others connected with such construction activities shall only use the access points from public streets located upon the constructing Party’s Tract; (iii) if substantial work is to be performed, such constructing Party shall, at the request of any other Party, utilize and place a fence around the staging and storage areas shown on the New Site Plan as “Costco Future Staging Area” (as to Costco) and “Estate Future Staging Area” (as to any other Party) to the extent such constructing Party requires a staging area; (iv) upon completion of such work, the constructing Party shall restore the affected Common Area to a condition at least equal to that existing prior to commencement of such work; and (v) during construction, the constructing Party shall maintain its site in a neat and safe condition and shall keep the Common Area free of all dirt and debris and shall reimburse the Estate upon demand for any costs incurred by the Estate in removing any such dirt and debris if the constructing Party fails to do so.

(e)           Each Party hereby grants and conveys to each other Party and to its respective contractors, materialmen and laborers a temporary license for access and passage over and across the Common Area of its Tract as shall be reasonably necessary to construct and/or maintain improvements installed pursuant to this REA, including without limitation performing Costco’s Initial Work pursuant to Sections 3.2 through 3.6 above; provided, however, that such license shall be in effect only during periods when actual construction and/or maintenance is being performed, and provided further that the use of such license shall not be exercised so as to unreasonably interfere with the use and operation of the Common Area by others. The performance of Costco’s Initial Work in conformance with the Construction Phasing and Practices Plan and the schedule under Section 3.3 above shall be deemed to be reasonable. The duration of the license granted by this Section shall be coterminous with the term of this REA. Except with respect to Costco’s Initial Work, prior to exercising the rights granted herein, a Party shall first provide the Grantor with a written statement describing the need for such license, and shall furnish a certificate of insurance showing that its contractor has obtained the minimum insurance coverage required by Section 6.4 hereof. Any Party availing itself of the temporary license granted by this Section shall promptly pay all costs and expenses associated with such work, shall diligently complete such work, and shall promptly clean the affected area and restore the affected portion of the Common Area to a condition which is equal to or better than the condition which existed prior to the commencement of such work (the provisions of the Construction Phasing and Practices Plan being applicable to such requirements as to Costco’s Initial Work). Notwithstanding the foregoing, in the event a dispute exists among the contractors, laborers and/or others connected with construction activities, so that such dispute, in a Grantor’s reasonable estimation, materially disrupts the use of such Grantor’s Tract, Grantor shall have the right to prohibit the contractors, laborers and/or others working for another Party from using the Common Area on its Tract until such dispute is settled.

ARTICLE IV.

SITE PLAN CONTROLS

4.1           Parking Requirements.

(a)           The Automobile Parking Area on each Tract shall contain sufficient ground level automobile parking spaces in order to comply with the following minimum requirements or those of the City of Industry, whichever are greater:

(i)            Restaurants: Except with respect to the existing Restaurants or replacements therefor described in Section 4.1(b) below and incidental restaurant operations described in Section 4.l(c) below, not less than ten (10) parking spaces for each one thousand (1,000) square feet of Floor Area located on each Tract.

(ii)           Retail and Other Uses: 4:1000

(b)           Notwithstanding the preceding subsection, if and to the extent any of the buildings within:

(i)            the Hometown Building Area and/or the Callender’s Building Area is demolished, and another Restaurant is constructed on the Estate Tract in such location, the parking required for the new Restaurant in such location shall be not less than 4:1000, provided, however, in no event shall the number of parking spaces in such building areas be reduced below what is currently shown on the New Site Plan.

(ii)           the Chili’s Building Area is demolished, and another Restaurant is constructed on the Estate Tract in such location, the parking required for the new Restaurant in such location shall be not less than that required under the applicable building codes, less the 64 spaces described in Section 4.1(d) below, provided, however, in no event shall the number of parking spaces in the Chili’s Building Area be reduced below what is currently shown on the New Site Plan.

(c)           If an Occupant operates a Restaurant incidental to its primary business purpose, then so long as such incidental operation continues, the portion of the Floor Area occupied by such Restaurant shall be excluded from the application of the specific parking ratio requirements of subsection 4.1(a)(i) which are otherwise applicable to Restaurants, provided that any additional code-required parking for such incidental use is provided on the Tract for which such incidental use is operated. For the purpose of this subsection (c), a Restaurant shall be an “incidental operation” if it occupies less than five percent (5%) of the Occupant’s Floor Area and does not have a separate customer entry/exit door to the outside of the building for such incidental operation. For purposes of this REA, the snack bar, and food service and seating for a store operated under the “Costco Wholesale” trade name (or successor name) and any other Large Anchor Store and its bakery, meat and other food preparation areas shall be deemed to be “incidental operations” without regard to such five percent (5%) standard.

(d)           There shall be maintained on the Costco Tract sixty-four (64) parking spaces to satisfy the Code requirements with respect to the legal lot on which the Chili’s Building Area is situated so long as such lot is used for restaurant purposes.

(e)           If the Possible Annexation Area is annexed to this REA pursuant to Article VII below, then the requirements of Section 7.2 below with respect to parking shall be satisfied.

(f)            Each Party shall use its best efforts to cause the employees of the Occupants of its Tract to park their vehicles only on such Tract. Costco shall use its best efforts to cause the employees of the Costco Tract to park in the areas designated on the New Site Plan as “Costco Employee Parking” on the Costco Tract.

(g)           If a portion of the Automobile Parking Area shall be taken in eminent domain so that after such taking the number of parking spaces on a Tract shall be reduced to less than eighty percent (80%) of the number of parking spaces required to satisfy the parking ratio provided for in this Section 4.1 hereof, the Party whose Tract is so affected shall use its reasonable, good faith efforts (including using proceeds from the condemnation award or settlement) to restore and/or substitute parking spaces in order to comply with the parking requirements set forth above subject to the approval of the Approving Parties. If such compliance is not possible, such Party shall not be deemed in Default hereunder, but shall not be permitted to expand the amount of Floor Area located upon its Tract after such taking. If such Floor Area is thereafter reduced, then it may not be subsequently increased unless the parking requirements of this REA are satisfied.

(h)           The ratio of “compact” parking spaces within the Automobile Parking Area on the respective lots on which the Chili’s Building Area and the Hometown Building Area are situated shall not be more than 25% or such greater percentage as may then exist on the Costco Tract unless otherwise required by law.

4.2           Certain Site Plan Changes. Without limitation upon the other provisions of the REA, including, but not limited to, Article II hereof:

(a)           There shall be no reconfiguration or modification of the Common Area which would affect the Critical Access Points as shown on the New Site Plan except pursuant to the Construction Phasing and Practices Plan.

(b)           No Party shall alter the grading and drainage as it presently exists, as modified by the Costco Initial Work Plan as shown on the Improvement Plans without prior written approval of the Approving Parties.

4.3           Building Improvements.

(a)           With the exception of the Costco Seasonal Outside Sales Area, (i) no Owner shall suffer or permit any buildings, structures or outdoor sales or food service seating areas to be built or maintained other than in the “Building Area” on their respective Tracts as designated on the New Site Plan (without limitation upon the foregoing, all appurtenant canopies, above-ground supports, loading docks, truck ramps and other outward extensions of buildings shall be built or maintained only in such Building Area), and (ii) no such building, structure or outdoor sales area shall exceed the maximum Floor Area designation (if any) for any Building Area as shown on the New Site Plan or as provided narratively in the REA.

(b)           (i)            In no event may the Floor Area within (a) the Hometown Building Area and the Callender’s Building Area exceed 19,300 feet in the aggregate, (b) the Hometown Building Area exceed 12,300 feet, or (c) within the Chili’s Building Area exceed 5,812 feet (plus the patio areas as shown on Exhibit “A” or as further adjusted to reconcile with the square footage of the Chili’s Building Area, including the patio area, as shown on the permitted set of the initial building plans approved by the City of Industry) if used as a Restaurant or 10,000 square feet if used for retail purposes.

(ii)           In no event may the Floor Area for the Costco Tract exceed 185,000 square feet (i.e., 150,000 square feet plus an addition of not more than 30,000 square feet in the portion of the Common Area identified as the “Costco Permissible Expansion Area” on the New Site Plan, plus a building within the designated Building Area on the New Site Plan detail of such alternative use in replacement for the Costco Gas Station). Any addition to the Costco Store shall be of at least equal design and quality of construction as the initial Costco Store as described in Exhibit “J”.

(c)           If a portion of any Building Area is paved and used as Common Area, such portion may subsequently be used for building purposes provided that all parking requirements and other provisions relating to such Tract are complied with. A Store may be razed, and if not intended to be promptly replaced, the area occupying the former Building Area shall thereafter be deemed part of the Common Area and shall be improved to the same standards as the other Common Area, either as Automobile Parking Area and drive area or as landscaped area, at the election of the Tract Owner. The election of a Party to demolish a Store on its Tract shall not relieve such Party of its obligation to pay its share of Common Area Maintenance Costs as provided in Section 5.2 hereof. If a Store on a Tract is demolished but not converted to Common Area, such area may be reconverted to Building Area at the election of the Party upon whose Tract such area is located provided the parking requirements and all other requirements relating to such Tract are satisfied.

(d)           No Store or other structure (exclusive of any free standing sign referred to in Section 6.3 hereof) shall exceed the following height restrictions:

(i)            On Lots on which the Hometown Building Area, the Chili’s Building Area, and the Callender’s Building Area are situated - thirty-five feet (35’); and

(ii)           On the Costco Tract - thirty-five feet (35’); provided, however, if the building initially constructed on the Costco Tract is demolished and is replaced with another building which does not initially include a single business occupying at least 100,000 square feet of Floor Area, then the maximum building height of any such replacement building shall not exceed twenty-five feet (25’) as to that portion of such building(s) which is located east of the “Redevelopment View Corridor Line”. The replacement building(s) or portion thereof which is located west of the Redevelopment View Corridor Line shall not exceed thirty-five feet (35’). In designing any such replacement building(s) the Owner of the Costco Tract, shall endeavor to place the portions thereof which exceed thirty-five feet in height as far west as is practical if the replacement building(s) do not occupy substantially all of the allowable Building Area on the Costco Tract west of such Redevelopment View Corridor Line.

(iii)          The height of any structure shall be measured perpendicular from the finished grade of the Building Area to the top of the highest single portion of the structure, including any screening parapet, penthouse, mechanical equipment or similar appurtenance located on the roof of such Store or any architectural element which collectively occupies an area greater than three percent (3%) of the aggregate footprint area of the building(s) on the Tract upon which any such parapet, penthouse, architectural element or other appurtenance is located.

(e)           Any Party shall have the right under this REA to install, maintain, repair, replace and remove “Communications Equipment” on the top of the building on its Tract which may extend above the height limits established above, provided, however, such Communications Equipment shall be screened and set back from the front of the building so as to be hidden, to the extent practicable, from public view from adjacent public streets and highways, except for visibility from street level with or higher than the roof of the building(s) on which the Communications Equipment is located. As used herein, the phrase “Communications Equipment” means such things as satellite and microwave dishes, antennas and laser heads, together with associated equipment and cable.

(f)            No Building shall be constructed on the Estate Tract which is within sixty feet (60’) of the Building Area on the Costco Tract, including, without limitation, the area designated as the “Hometown 60’ No Build Zone” on the New Site Plan. In connection with the foregoing limitation, the Estate acknowledges that Costco proposes to construct on the Costco

Tract its typical facility which is classified as an “unlimited area” Building under certain applicable building codes (i.e., a building of the type designed II-N or V-N under the Uniform Building Code). If required by any governmental authority, the Estate shall join in a recordable declaration which confirms the existence of a sixty foot (60’) clear area around the Costco Building.

(g)           No buildings shall be constructed on the Estate Tract if the same would violate the requirements under Section 7.2 (captioned “Separate Configuration”).

4.4           Interim Operation Under Existing Site Plan. Notwithstanding anything herein to the contrary, until Costco commences Costco’s Initial Work, the Costco Tract shall be configured, operated and maintained as depicted on the Existing Site Plan and during Construction of Costco’s Initial Work will be so governed by the Construction Phasing and Practices Plan. At all times, Estate may construct, configure, operate and maintain its Tract in accordance with the New Site Plan. If the annexation of the Possible Annexation Area pursuant to Section 7.2 occurs, prior to the completion of Costco’s Initial Work, then the parties shall agree upon a variation of the Existing Site Plan to govern the Possible Annexation Area until Costco’s Initial Work is completed and the new Site Plan as agreed upon pursuant to Section 7.2 (which will cover the entire Shopping Center including the Possible Annexation Area) becomes applicable. Until the commencement of construction of the realigned Castleton Street, the Estate and its tenants and their invitees to the north of the existing alignment of Castleton Street shall have an irrevocable license to utilize those portions of the Shopping Center located north of the existing alignment of Castleton Street for pedestrian and vehicular access to Castleton Street and for the continuing use of existing utilities.

ARTICLE V.

MAINTENANCE AND REPAIR

5.1           Utilities.

(a)           Except as set forth in Subsection (b) below, each Party shall repair and maintain in a first-class condition all Separate Utility Lines located on its Tract unless the same are dedicated to and accepted by a public or quasi-public utility or authority which is obligated to maintain and replace the same.

(b)           The Grantee of an easement for a Separate Utility Line shall maintain and repair at its cost any facilities installed pursuant to such grant unless the same are granted or dedicated to and accepted by a utility or a governmental agency which is obligated to maintain and replace the same. If such utility or government agency ceases to perform such maintenance, the responsibility therefor shall revert to the Grantee. Any maintenance and repair of nondedicated Separate Utility Lines located on another Party’s Tract shall be performed only after two (2) weeks prior written notice to the Grantor (except in an emergency the work may be initiated with reasonable notice under the circumstances) such maintenance or repair shall be done after normal business hours whenever possible and shall otherwise be performed in such a manner as to cause as little disturbance in the use of the Grantor’s Tract as is practicable under the circumstances. Any Party performing or causing to be performed maintenance or repair work on a Separate Utility Line agrees to promptly pay all costs and expenses associated therewith, to diligently complete such work as quickly as possible, to indemnify and defend the Party upon whose Tract such work is being performed against any costs, claims or damages occasioned by such work, and to promptly clean the area and restore the affected portion of the Common Area to a condition equal to or better than the condition which existed prior to the commencement of such work.

5.2           Maintenance of Common Area.

(a)           The activities described in this paragraph 5.2(a) shall be deemed “Common Area Maintenance”. The minimum standard of maintenance for the Common Area shall be comparable to the standard of maintenance followed in other comparable first-class retail developments of comparable size located in the Los Angeles, California, area and shall further be, at all times, in compliance with all applicable governmental laws, rules, regulations orders and ordinances, and the provisions of this REA. All Common Area improvements shall be repaired or replaced with materials at least equal to the quality of the materials being repaired or replaced (as new or equal to the quality of the original work) so as to maintain the architectural and aesthetic harmony and integration of the Shopping Center as a whole. The maintenance and repair obligation for the Common Area shall include, but shall not be limited to, the following:

(i)            Automobile Parking Areas. Maintaining all paved surfaces and curbs in a smooth and evenly covered condition including cleaning, sweeping, restriping, repairing, resealing and resurfacing, excluding the Gasoline Sales Area, the maintenance of which shall be the obligation of Costco.

(ii)           Debris and Refuse. Cleaning, sweeping and removal of all paper, debris, filth, refuse, leaves, ice and snow to the extent necessary to keep the Common Area in a clean and orderly condition. All cleaning shall be done at appropriate intervals during times that do not materially interfere with the conduct of business or use of the Common Area by Permittees or Occupants of the Shopping Center.

(iii)          Signs and Markers. Placing, cleaning, keeping in repair, replacing and repainting any appropriate directional signs or markers, including any handicapped parking signs.

(iv)          Common Area Lighting. Operating, keeping in repair, cleaning and replacing such Common Area lighting facilities, including all lighting necessary or appropriate for Common Area security.

(v)           Landscaped Areas. Cleaning and maintaining all landscaped areas, including landscaping and planters adjacent to exterior walls of buildings; repairing automatic sprinkler systems in the Common Area; irrigating, weeding, pruning, fertilizing and replacing shrubs and other landscaping as necessary; provided, however, that if any Occupant requires or installs “special” landscaping (i.e., beyond the standard landscaping requirements for the remainder of the Shopping Center), the maintenance and cost of such special landscaping shall be borne solely by such Occupant without cost or expense to the other Parties and shall not be included in Common Area Maintenance Costs.

(vi)          Obstructions. Keeping the Common Area free from any obstructions, unless such obstruction is otherwise permitted under the provisions of this REA.

(vii)         Sidewalks. Cleaning (including periodic washing and/or steam cleaning), maintenance and repair of all sidewalks, including those adjacent and contiguous to buildings located within the Shopping Center. Sidewalks shall be cleaned at appropriate intervals and during such time so as not to materially interfere with the conduct of business or use of the Common Area by Permittees or Occupants, of the Shopping Center.

(viii)        Personnel. Providing personnel, as required, to supervise the Common Area.

(ix)           Traffic. Supervision of traffic at entrances and exits to the Shopping Center and within the Shopping Center, as conditions reasonably require, in order to maintain an orderly and proper traffic flow. If, however, an Occupant conducts special events at its Store or which result in significant additional traffic in the Common Area, the applicable Party shall provide traffic direction and control services to minimize the impact of such extraordinary traffic on other Occupants or Permitees of the Shopping Center pursuant to a traffic Control Plan previously approved by the Approving Parties.

(x)            Compliance with Law. Taking such other actions as may be required to cause the condition and use of the Common Area to comply with applicable law, except that each Owner shall make any such capital improvements or modifications and all other improvements or modifications which may be required due to the particular uses conducted on its Tract to those portions of the Common Area on its Tract as may be so required and in compliance with the requirements of this REA. If a Party does not make such improvements or modifications and such failure continues for more than sixty (60) days following notice from the Estate or another Party (as such longer period as reasonably may be required provided that within such sixty (60)-day period the breaching Party commences and thereafter diligently continues to correct such failure), then the noticing Party and its agents and contractors may come on to the Common Area on the defaulting Party’s Tract and take such actions as shall reasonably be required to correct such failure and the defaulting Party shall reimburse the correcting Party for the costs reasonably incurred in connection therewith within thirty (30) days following demand by the correcting Party.

(b)           Notwithstanding anything herein to the contrary, each Party shall maintain, repair and replace, at its sole cost in a clean, sightly and safe condition, any exterior shipping/receiving truck dock area, any truck ramp or truck parking area, any refuse, compactor or dumpster area on its Tract, and any Separate Utility Lines or any lateral utility lines extending to and from common trunk lines benefiting such Party’s Tract.

(c)           From and after the date upon which the Common Areas within Costco’s Initial Work is substantially completed, the Estate shall operate and maintain the entire Common Area or cause the same to be operated and maintained, in good order, condition and repair. Prior to the substantial completion of the Common Areas within Costco’s Initial Work, Costco shall maintain those areas impacted by Costco’s Initial Work under the Construction Phasing and Practices Plan, from time to time, other than the Common Areas on the Costco Tract and the Estate shall maintain the remainder of the Common Areas. Notwithstanding anything to the contrary contained in this REA, Costco shall not be allocated any Common Area Maintenance Costs attributable to the Common Area within Costco’s Initial Work prior to the substantial completion of the Common Areas within Costco’s Initial Work. To the extent there are utility charges that cannot be separately metered and billed, the parties agree to equitably allocate the same. The Estate shall have the right, from tune to time to delegate to another Person or Persons some or all of its responsibilities to maintain the Common Area, but the Estate shall remain responsible for such delegated responsibilities as between the Estate and the other Owners and such delegated Person(s) shall have no contractual relationship with the other Owners.

(d)           The Estate shall expend only such funds as are reasonably necessary for Common Area Maintenance Costs in accordance with the standards and requirements hereof and shall promptly pay such costs when due. For the purpose of this REA, “Common Area Maintenance Costs” shall not include:

(i)            any late charges or fees, unless such charges or fees are due to Costco’s late payment of Common Area Maintenance Costs;

(ii)           any charge for utilities other than the utilities serving the Common Areas;

(iii)          any costs to clean up or repair the Common Area resulting from promotional activities or from construction, maintenance or replacement of buildings which are the responsibility of each Party;

(iv)          profit, administrative and overhead costs, (such as rent, legal, supplies, utilities and wages or salaries paid to such management or supervisory personnel), it being further agreed that if a Person is involved with other than Common Area operational and maintenance matters at the Shopping Center, then the Estate shall allocate that Person’s time to properly reflect those varied duties;

(v)           entertainment related transportation, meals and lodging;

(vi)          losses incurred by the Estate as a result of its negligence or as a result of its obligations to indemnify and defend any Party hereunder;

(vii)         any costs of advertising, marketing, promotions, or any merchant’s association;

(viii)        real property taxes and assessments on any Buildings or Common Area;

(ix)           the costs of any repairs or restoration following a casualty in excess of deductibles;

(x)            the cost of maintaining any Outdoor Sales Area or Gasoline Sales Area (the cost of which shall be borne solely by the applicable user of such Area);

(xi)           any costs associated with any Buildings;

(xii)          capital improvements during the first five (5) years from the opening of the Costco Store, including, without limitations, resurfacing of the parking lots, updating and/or replacing parking lot light standards, and major landscaping enhancements; provided, however, that replacements of capital improvements which were part of Costco’s Initial Work may be included during such five (5) year period if their replacement is necessitated by wear, defect or damage not covered by applicable contractor warranties, and provided further that Capital Improvements shall be included during such five (5) year period to the extent the need therefor was triggered by alterations or additions to Costco’s Initial Work which Costco may make during such five (5) year period; and

(xiii)         management or other fees charged by any Person to whom the Estate has delegated some or all of its duties hereunder.

(e)           In lieu of profit, administrative and overhead costs, the Estate shall be permitted to charge the Parties an Administration Fee computed by multiplying the Common Area Maintenance Costs (exclusive of insurance premiums and real property and other taxes) by ten percent (10%) (“Administration Fee”). If any of the Estate’s personnel at the Shopping Center perform services, functions or tasks in addition to services included in the Common Area Maintenance Costs, then the cost of such personnel shall be equitably allocated between services included in Common Area Maintenance Costs and such other services according to time spent performing each of them. The Administration Fee may be charged to the Parties on a monthly or quarterly basis, as the Estate deems necessary and shall be paid within fifteen (15) days from a Party’s receipt of a bill for the same.

(f)            The Estate shall, at least ninety (90) days prior to the beginning of each calendar year, submit to the Parties an estimated budget (“Budget”) for the projected Common Area Maintenance Costs and the Administration Fee for operating and maintaining the Common Area of the Shopping Center for the ensuing calendar year. The Budget shall be in a form and content reasonably acceptable to the Parties and shall identify separate cost estimates for any items which would be of a capital nature under generally accepted accounting principles, plus:

(i)            sweeping and cleaning of the Automobile Parking Area and sidewalk areas;

(ii)           repair and maintenance of lighting standards and replacement of bulbs, ballasts and lens;

(iii)          repair and maintenance of sidewalks;

(iv)          repair and maintenance of Automobile Parking Areas;

(v)           repair and maintenance of landscaping;

(vi)          trash and litter removal;

(vii)         premiums and/or reserves for commercial general liability and casualty insurance (which may include earthquake coverage for the Common Area Improvements) for the Common Area;

(viii)        supervision of Common Areas and traffic regulation personnel, if any;

(ix)           rental or purchase of equipment and supplies;

(x)            utilities, including water, electricity, sewer and gas utilized in the operation of the Common Areas;

(xi)           depreciation or trade-in allowance applicable to items purchased for Common Area purposes;

(xii)          Administration Fee;

(xiii)         pest control;

(xiv)        capital improvements allowable under clause (d)(xii) above;

(xv)         the Shopping Center’s Allocable Share of costs incurred by Estate for services provided to the entire Commercial Center under unitary service contracts which would constitute Commercial Center Common Services Costs or Common Area Maintenance Costs, provided such costs are not also included in the billings to the Tracts within the Shopping Center under Section 5.4 below; and

(xvi)        costs associated with any matter which is excluded from Common Area Maintenance Costs (so that the Parties may review the allocation of such costs).

(g)           Nothing in this REA shall be interpreted to entitle the Estate to charge the Parties for any promotional or marketing fees incurred on behalf of the Shopping Center whether as Common Area Maintenance Costs, as Commercial Center Common Services Costs, or otherwise.

(h)           Within thirty (30) days after receipt of the Budget, each Party shall either approve or disapprove of the same. If a Party disapproves the Budget, it shall set forth in reasonable detail its grounds for disapproval, and thereupon the Parties and the Estate shall consult with each other to establish a final approved Budget. If a Budget is not approved by December 1st, the Estate shall continue to maintain and operate the Common Area for the next calendar year in accordance with the prior year’s Budget and the Parties shall continue to meet and confer with the Estate in order to establish the Budget. The Estate shall use its good faith reasonable efforts to operate and maintain the Common Area of the Shopping Center in accordance with the Budget; provided, however, the Estate shall have the right to make emergency repairs to the Common Area to prevent injury or damage to Person or property, it being understood that the Estate shall nevertheless advise the Parties of such emergency condition as soon as reasonably possible including the action taken and the cost thereof. If the cost of the emergency action exceeds $10,000.00, which amount shall be increased every five years by the percentage increase in the CPI, then the Estate may submit a supplemental billing to the Parties, including therewith evidence supporting such payment, and the Parties shall each pay their Allocable Share thereof within thirty (30) days. If the cost limitation set forth above is not exceeded then such costs shall be included as part of the Common Area Maintenance Costs for the year incurred.

(i)            Common Area Maintenance Costs and the Administration Fee shall be allocated to each Tract from time to time existing in the Shopping Center on the basis of its Common Area Allocable Share. The Parties shall pay to the Estate in equal monthly payments, in advance, their respective Common Area Allocable Shares of the Common Area Maintenance Costs and Administration Fee based either upon the amount set forth in the approved Budget, or if a Budget is not approved, then the lesser of the amount set forth in the unapproved Budget or the monthly payment established for the prior year, which amount shall be increased by the percentage increase in the CPI until a Budget is approved. The Estate shall reasonably estimate the first calendar year’s expenses and the Parties shall each make their first payment in the month following the Estate’s undertaking of such maintenance and repair of the entire Common Area under Section 5.2(c) (i.e., upon the substantial completion of the Common Areas within Costco’s Initial Work). Within forty-five (45) days after the end of each calendar year, the Estate shall provide the Parties with a certified statement setting forth the actual Common Area Maintenance Costs incurred for the operation and maintenance of such Common Area, the Administration Fee, and the Parties respective Common Area Allocable Share of the aggregate thereof, together with supporting invoices and other reasonable supporting documentation. If the amount paid by any Party for such calendar year shall exceed its Common Area Allocable Share, the Estate shall credit the excess to such Party’s payment of its Common Area Allocable Share of Common Area Maintenance Costs next due. If the amount paid by any Party for such calendar year shall be less than its Common Area Allocable Share, such Party shall pay the balance of its Common Area Allocable Share to the Estate within thirty (30) days after receipt of such certified statement.

(j)            Within two (2) years after receipt of any such certified statement, any Party shall have the right to audit the Estate’s books and records pertaining to the operation and maintenance of the Common Area for the calendar year covered by such certified statement. Each Party shall be entitled to one (1) such audit for each two (2) year period. A Party wishing to conduct an audit shall notify the Estate of its intent to audit at least thirty (30) days prior to the designated audit date. In the event such audit discloses any error in the determination of any Party’s Common Area Allocable Share or the Administration Fee, an appropriate adjustment shall be made by the Estate forthwith. The cost of any audit shall be assumed by the auditing Party unless such Party shall be entitled to a refund from the Estate which is in excess of three percent (3%) of the amount calculated by the Estate as such Party’s Allocable Share for the calendar year, in which case the Estate shall pay the cost of such audit.

(k)           Each Party agrees to defend, indemnify, protect and hold each other Party harmless from and against any mechanic’s, materialmen’s and/or laborers’ liens, and all costs, expenses and liabilities in connection therewith, including reasonable attorneys’ fees and court costs, arising out of the maintenance by such Party of its Tract or Common Area on its Tract.

Provided the other Parties have paid when due their Common Area Allocable Shares of Common Area Maintenance Costs, Estate shall defend, indemnify, protect and hold the Parties harmless from and against any mechanic’s, materialmen’s and/or laborers, liens and all costs, expenses and liabilities in connection therewith, including reasonable attorneys’ fees and court costs, arising out of the maintenance by the Estate of the Common Area. In the event that any Party’s Tract shall become subject to any such lien because of the Estate’s services hereunder, the Estate shall, provided the other Party has paid its Common Area Allocable Share of Common Area Maintenance Costs, promptly cause such lien to be released and discharged of record, either by paying the indebtedness which gave rise to such lien or by posting such bond or other security as shall be required by law to obtain such release and discharge.

(1)           In the event any of the Common Area is damaged or destroyed during the term of this REA by any cause whatsoever, whether insured or uninsured, other than damage caused by ordinary use or wear and tear, the Party upon whose Tract such Common Area is located shall repair or restore such Common Area at its sole cost and expense with all due diligence. A Party may require another Party to do such restoration work if the Party so requiring has agreed in writing to pay the costs in excess of such sum. Except to the extent otherwise limited by Section 10.22(b) hereof, in the event such damage or destruction of Common Area is caused, in whole or in part by another Party or Person, the Party obligated to make such repair or restoration reserves and retains the right to proceed against such other Party or Person for indemnity, contribution or damages.

(m)          If the Estate no longer desires to maintain the Common Area on the entire Shopping Center, the Parties shall cooperate to retain a qualified third-party management company, reasonably satisfactory to the Approving Parties, to perform the operation and maintenance of the Common Area over the entire Shopping Center on behalf of all of the Parties in accordance with the standards under this REA and under a management contract with all of the Parties.

In such event, each Party will be obligated to bear its Common Area Allocable Share of the Common Area Maintenance Costs and the Parties shall cooperate to execute such further written agreement as are reasonably necessary to implement such third-party management program.

(n)           In the event of any series of three or more defaults by Estate in any twelve (12)-month period relating to the performance of its duties as the Estate hereunder which Estate fails to cure or diligently commence to cure within thirty (30) days following written notice from Costco, Costco shall have the right, upon giving not less than sixty (60) days’ written notice to the Estate, to take over and assume the maintenance of the Common Area upon the Costco Tract. Following the effective date of such assumption, Costco shall maintain the Common Area on its Tract, and shall pay all costs and expenses incurred in connection therewith; provided, however, the Estate shall continue to maintain the Common Utility Lines of the Shopping Center regardless of location and to process (and prorate the costs thereof on an equitable basis) the electric and water charges for lighting and landscape irrigation which are not separately metered. Upon such assumption Costco shall be released from the obligation to contribute towards the Estate’s maintenance and operation of the balance of the Common Area (except for such

Common Utility Lines and utility charges). The Estate shall continue to maintain the balance of the Common Area in accordance with the standards set forth herein.

(o)           In the event of any series of three or more defaults by Estate in any twelve (12)-month period relating to the performance of its duties hereunder with respect to the Common Area which Estate fails to cure or diligently commence to cure within thirty (30) days, following written notice from Costco, in addition to its rights set forth herein above as to its Tract, Costco may also elect to replace Estate with another qualified third-party management company to maintain the Common Area over the entire Shopping Center on behalf of both the Estate and Costco pursuant to an agreement which is reasonably acceptable to the Parties. In such event, the fees to such successor management company shall not exceed the fees which would be properly payable to Estate for such responsibilities and the Parties shall have the same duties to each other (including, without limitation, the payment of their Common Area Allocable Share of Common Area Maintenance Costs and the Administration Fee as if the Estate were performing such duties).

(p)           (i)            Costco shall have the right to cause the Estate to resume the operation and maintenance of the Common Area over the entire Shopping Center upon at least sixty (60) days’ prior notice; provided, however, that the date for such re-assumption shall always be the first day of a calendar quarter.

(ii)           Concurrently with the designated date, Estate shall resume full operation and maintenance of the Common Areas over the entire Shopping Center and Costco shall be responsible for its share of the costs and expenses of Estate’s performance as set forth in 5.2 above.

(q)           In the event of any series of three or more defaults by Costco in any twelve (12)-month period relating to the performance of Costco’s duties in the maintenance of the Costco Tract after Costco has taken over such responsibility under Section 5.2(n) above, which Costco fails to cure or diligently commence to cure within thirty (30) days following written notice from the Estate, the Estate shall have the right, upon giving not less than sixty (60) days’ written notice to Costco, to designate a qualified third party management company, reasonably satisfactory to Costco, to assume the operation and maintenance of the Common Area over the entire Shopping Center (including the Costco Tract) under delegation from the Estate; provided, however, that the date for such re-assumption shall always be the first day of a calendar quarter. Concurrently with the designated date, such third party manager shall assume full operation and maintenance of the Common Areas over the entire Shopping Center and Costco shall be responsible for its share of Common Area Maintenance Costs as set forth in 5.2 above.

5.3           Maintenance of Building Improvements/Seasonal Outside Sales Area(s).

(a)           Each Party covenants and agrees to maintain and keep the building improvements, Gasoline Sales Area and Seasonal Outside Sales Area located on its Tract, if any, in a condition and state of repair equal to the level of first class retail shopping centers in the Los

Angeles, California, area, in compliance with all governmental laws, rules, regulations, orders, and ordinances exercising jurisdiction thereover, and in compliance with the provisions of this REA. Each Party further agrees to store all trash and garbage in adequate containers, to locate such containers so that they are screened and not visible to the general public, and to arrange for regular removal of such trash or garbage. The standards for such maintenance of Gasoline Sales Area and Seasonal Outside Sales Area shall be the same as are set forth for the Common Area under Section 5.2(a) above. At such time as a Seasonal Outside Sales Area is not being so used, the Party on whose Tract the same is located shall restore the former Seasonal Outside Sales Area to Common Area at such Party’s sole cost and expense.

(b)           Notwithstanding anything to the contrary herein, in the event any of the building improvements on a Tract are damaged by fire or other casualty (whether insured or not), the Party upon whose Tract such building improvements are located shall immediately remove the debris resulting from such event and provide a sightly barrier and within a reasonable time thereafter shall, at its election, either (i) repair or restore, in a diligent and continuous manner, the building improvements so damaged, such repair or restoration to be performed in accordance with all provisions of this REA, or (ii) erect, in a diligent and continuous manner, other building improvements in such location, provided all provisions of this REA are complied with, or (iii) subject to all other provisions of this REA, demolish, in a diligent and continuous manner, the damaged portion, and at such Party’s election, all or part of the remainder of such building improvements and restore the area to an attractive condition as reasonably approved by the other Parties in which event the area shall be Common Area until a replacement building is erected. Such Party shall have the option, in its sole discretion, to choose which of the foregoing alternatives to perform, but such Party shall be obligated to perform one of such alternatives. Such Party shall give written notice to each other Party within one hundred twenty (120) days from the date of such casualty of which alternative it elects. If no notice is given (or is not timely given), then the Party on whose Tract the damage or destruction occurred shall be deemed to have elected and shall immediately proceed with the alternative described in clause (iii).

5.4           Commercial Center Common Facilities.

(a)           In addition to Common Area Maintenance Costs and the Administration Fee, each Party shall pay to the “Developer” under the Master CC&Rs or its successor as the manager of the common areas of the remainder of the Commercial Center, each Party’s Commercial Center Allocable Share of the Commercial Center Common Services Costs. The term “Commercial Center Common Services” is defined in Article I above.

(b)           The phrases “Commercial Center Common Services Costs” as herein used, shall mean all sums expended by the “Developer” under the Master CC&Rs concerning the “Commercial Center Common Services” defined in Article I plus an allowance to the “Developer” under the Master CC&Rs for the “Developer” under the Master CC&R’s supervision, maintenance and operation of the Commercial Center Common Services calculated in the same manner as the corresponding Administration Fee for the maintenance of the Common Areas of the Shopping Center (e.g., based on corresponding costs of the Commercial Center Common Services).

(c)           Each Party shall pay to the Developer under the Master CC&Rs, within ten (10) days following Estate’s demand, such Party’s Commercial Center Allocable Share of Commercial Center Common Services Costs. The Estate, or its designated successor as Developer under the Master CC&R’s, is the intended beneficiary of the provisions of this Section 5.4, whether or not it is an Owner within the Shopping Center.

5.5           Maintenance Under Certain Existing Leases.

If the tenant under an Existing Lease refuses to permit the Party who is the owner of the building or ground leased premises to comply with a requirement of Sections 5.1, 5.2 or 5.3 above such non-compliance will not constitute a default by Party who is the landlord under such Existing Lease(s), if (i) the Party has diligently pursued such compliance with such requirements and (ii) the Party has advised the other Parties that the Party does not have the legal right to perform, or cause the performance of, such Sections 5.1, 5.2 or 5.3 requirements without violating the applicable Existing Lease.

ARTICLE VI.

OPERATION OF THE SHOPPING CENTER

6.1           Uses.

(a)           No part of the Shopping Center shall be used for other than retail sales or services, offices, restaurants, information centers, or other commercial purposes. For purposes of this REA, the Parties agree that the use of a Large Anchor Store on the Costco Tract for wholesale sales shall be deemed to be for “retail sales” so long as any wholesale sales from such Large Anchor Store on the Costco Tract occurs only to the degree that the Large Anchor Store therein engage(s) in such wholesale sales at a majority of its other stores in Southern California. Notwithstanding the foregoing, if any replacement building on the Gasoline Sales Area is not operated as part of the business operations of a Large Anchor Store on the Costco Tract, such replacement out-building shall not be used for wholesale sales.

(b)           No use shall be permitted in the Shopping Center which is inconsistent with the operation of comparable shopping centers in the Los Angeles, California area; provided, however, that (i) the uses currently existing on the Estate Tract as of the date hereof shall be deemed to be in compliance with this Section 6.1. Without limiting the generality of the foregoing, the following uses or any use resulting in the following shall not be permitted:

(i)            any public or private nuisance;

(ii)           any noise or sound that is objectionable due to intermittence, beat, frequency, shrillness or loudness;

(iii)          any obnoxious odor;

(iv)          any excessive quantity of dust, dirt, or fly ash; provided however, this prohibition shall not preclude the sale of soils, fertilizers, or other garden materials or building materials in containers if incident to the operation of a home improvement or general merchandise store;

(v)           any fire, explosion or other damaging or dangerous hazard (but the foregoing shall not prohibit gasoline sales), including the storage, display or sale of explosives or fireworks;

(vi)          any industrial, distillation, refining, smelting, agriculture or mining operations;

(vii)         any trailer or mobile home court, labor camp, junk yard, stock yard or animal raising. Notwithstanding the foregoing, pet shops shall be permitted within the Shopping Center;

(viii)        any drilling for and/or removal of subsurface substances;

(ix)           any dumping of garbage or refuse, other than in enclosed receptacles intended for such purpose;

(x)            any cemetery, veterinary hospital (except in connection with a pet store having an aggregate of at least 15,000 square feet of Floor Area), mortuary or similar service establishment;

(xi)           any car washing establishment;

(xii)          any automobile body and fender repair work;

(xiii)         any automobile, truck, trailer, or recreational vehicle sales, leasing or display which is not entirely conducted inside of a Building; provided the foregoing shall not prohibit the display of up to five (5) vehicles (one of which may be a recreational vehicle) for sale by Costco in the Common Areas on the Costco Tract;

(xiv)        any church, synagogue, temple mosque or other place of worship;

(xv)         except within the Southern Estate Envelope Area and up to twenty-five percent (25%) of the Costco Tract, any office use other than an office incidental to a retail or wholesale operation and so-called retail offices (such as bank branches, retail brokerage offices and medical offices) so long as such retail offices do not exceed an aggregate of ten percent (10%) of the Floor Area of the Shopping Center;

(xvi)        any fire sale, flea market, bankruptcy sale (unless pursuant to a court order) or auction operation;

(xvii)       any apartment, home or other residential use or any hotel, motel or other lodging facilities;

(xviii)      any theater, playhouse, cinema or movie theater;

(xix)         any bar or dance floor area exceeding 1,000 square feet on the lots on which the Hometown Building Area, Callender’s Building Area and Chili’s Building Area are situated, unless the same is permitted under an existing lease of such lots and the Estate does not have the ability to prevent the same without violating such lease(s).

(xx)          except within the Possible Annexation Area, any school, training, educational or day care facility (other than a day care facility which serves only employees working within the Shopping Center), and other than a child nursery facility on the parcel identified in Section 2 of Exhibit “N”, including but not limited to: beauty schools, barber colleges, nursery schools, diet centers, reading rooms, places of instruction or other operations catering primarily to students or trainees rather than to customers; provided however, this prohibition shall not be applicable to on-site employee training by an occupant incidental to the conduct of its business at the Shopping Center (the foregoing are collectively referred to as “Schools”); or

(xxi)         the uses set forth in Exhibit “N” as to those portions of the Shopping Center identified on said Exhibit so long as the leases referred to in such Exhibit are in effect. The Estate or its designated successor under this REA shall from time to time execute such further instruments as may reasonably be requested by the other Parties to delete the restrictions set forth in Exhibit “N” upon the expiration or earlier termination of the existing tenant leases referred to in such Exhibit and upon recording in the Los Angeles County Official Records a notice of termination of any or all of them;

(xxii)        Except on the Costco Tract: (i) any general merchandise membership warehouse club comprising over 75,000 square feet of Floor Area including those operated under the trade names “SAM’s and B.J.’s”; and (ii) any Walmart Store. This provision shall lapse if the Costco Tract is not utilized for a membership warehouse club comprising over 75,000 square feet of Floor Area for a period of two (2) years.

(c)           The name “Costco” shall not be used to identify the Shopping Center or any business or trade conducted on the Estate Tract. No Owner shall be liable to Costco for a failure of any of its tenants to observe this restriction, but each Owner shall cooperate with Costco at no out-of-pocket cost in enforcing this restriction.

(d)           No merchandise, equipment or services shall be displayed, offered for sale or lease, or stored within the Common Area; provided, however, that the foregoing prohibition shall not be applicable to (i) the storage of shopping carts for the respective buildings on the Common Area located on each Tract, (ii) the seasonal display and sale of bedding plants on the sidewalk in front of the respective buildings located on each Tract, (iii) food service and bulk sales on the sidewalks in front of the Costco Store, (iv) the use by Costco and an Occupant of the Estate of the Seasonal Outdoor Sales Area(s) defined above within the Common Area on their respective Tracts, (v) the display for sale by Costco within the Common Area on the Costco Tract of up to five (5) cars for sale (provided, such display shall not occur less than four hundred (400) feet east of the centerline of Albatross Road), (vi) the Gasoline Sales Area, or (vii) certain temporary Shopping Center promotions except that no promotional activities will be allowed without the prior written approval of the Approving Parties, which approval may be withheld in their sole and absolute discretion. In addition, if a recycling center or equipment is required by law to be located in the Shopping Center, the location shall be subject to the approval of the Approving Parties. In no event, however, may the aggregate of the Floor Area of improvements constructed in (i) the Costco Permissible Expansion Area plus (ii) the Seasonal Outdoor Sales Area on the Costco Tract, exceed 30,000 square feet. Notwithstanding anything to the contrary contained in this Section 6.1(d), in no event shall any Party display or offer for sale or lease any merchandise, equipment or services within the Common Area in violation of Article II hereof.

(e)           No Permittee shall be charged for the right to use the Common Area, other than as may be required pursuant to the rules to be adopted by the Estate respecting constitutional rights of access to the Shopping Center (e.g., security deposit to insure clean up of debris due to handouts or placards), and unless required by law.

(f)            Persons engaging in the following activities shall not be permitted on the Shopping Center (unless such Persons are permitted by obligatory law to engage therein and then only pursuant to reasonable rules and regulations approved by the Approving Parties regulating the time, place and manner of such activities, but which do not materially interfere with a Party’s use of its Tract or the Common Area thereon):

(i)            exhibiting any placard, sign or notice;

(ii)           distributing any circular, handbill, placard or booklet;

(iii)          soliciting memberships or contributions other than memberships in or to an Occupant sold inside a Store or directly in front of such Store’s entrance;

(iv)          parading, picketing or demonstrating; and

(v)           failing to follow regulations relating to the use of the Shopping Center.

(g)           Except as may be set forth in any separate agreement between any of the Parties, this REA is not intended to, and does not, create or impose any obligation on a Party to operate, continuously operate, or cause to be operated a business or any particular business at the Shopping Center or on its respective Tract.

6.2           Lighting.

(a)           After substantial completion of Costco’s Initial Work, the Estate shall keep the Shopping Center fully illuminated each day from dusk to at least 11:00 p.m. and keep at least twenty-five percent (25%) of the exterior Automobile Parking Area lights in the Shopping Center on from dusk until dawn.

(b)           It is recognized that business establishments within the Shopping Center may be open for business at different hours, and that the Party upon whose Tract a business establishment is open later may wish to have the Common Area lights on its Tract as another Party’s Tract continue to burn beyond the required period. Accordingly, the Party of such Tract (“Requesting Part”) shall have the right, at any time to require the Estate to keep the required lights on until a later hour. The Requesting Party agrees to pay one hundred ten percent (110%)

of the cost of such extra after-hours lighting expense and the same shall not be included as a Common Area Maintenance Cost.

6.3           Signs. No exterior identification signs shall be allowed within the Shopping Center except as set forth hereinafter.

(a)           No pylon, monument or other freestanding sign(s) shall be permitted within the Shopping Center unless constructed in those areas designated on the New Site Plan as “Proposed Shopping Center Pylon Sign” or “Proposed Shopping Center Monument Sign(s)” and such other signs as may be approved by the Approving Parties. The area(s) designated on the New Site Plan as the “Proposed Shopping Center Pylon” and “Proposed Shopping Center Monument Sign” may be used to identify the Shopping Center name and/or the Occupants of the Estate Tract and any other Occupant to whom the Estate may elect in its sole and absolute discretion to grant such right; provided, however, that the Estate shall cause the sign designated “Proposed Shopping Center Pylon Sign” on the Costco Tract to be designed, permitted and constructed so that a panel area on each side thereof (at least equal in size to the largest panel on any freestanding sign in the Commercial Center) shall be reserved for, and made available by the Estate to Costco, to identify the Occupant(s) of the Costco Tract at such time as the Owner at the Costco Tract may request. Such panels for the Costco Tract shall be located in the highest position which has not been committed to, or is not occupied by other Occupants. If the Owner of the Costco Tract makes such election, the Owner of the Costco Tract shall pay the costs of its panels and shall reimburse the Estate for the reasonable costs of installing the same. The Estate shall be responsible for the operation and maintenance on a first-class basis of the above-referenced pylon signs except that if Costco elects to have panel(s) thereon, Costco shall pay its pro rata share of such operation, maintenance and replacement costs based on the relative size of its panel area. The sign panels shall be designed in accordance with the Sign Guidelines attached hereto as Exhibit “O”. The Approving Parties shall have the right to approve the design, size and location of all additional freestanding shopping center pylon and monuments signs not shown on the New Site Plan and the location, size and design or all directional and informational signs. The Sign Guidelines, attached hereto as Exhibit “O”, as it may be amended from time to time by the Approving Parties, shall govern the design and specifications of all exterior signs that are visible from the common areas of the Shopping Center, including but not limited to exterior building signs, freestanding pylon and monument signs, and temporary signs, except that the design, specification and location of the initial or replacement exterior building signs for the Costco Store and any expansion or renovation thereof may deviate from the Sign Guidelines provided they are consistent with the design, specifications and location of the signs shown on the approved Costco Elevations, attached hereto as Exhibit “J”. In addition, the tenants under the Existing Leases may install such signs on the premises demised under such leases as may be permitted under such Existing Leases. The Costco Tract may also deviate from the Signs Guidelines to the extent such Existing Tenant makes a corresponding deviation which deviation was permitted under its Existing Lease.

(b)           Notwithstanding anything in this Section 6.3 to the contrary, each Party shall be permitted to place within the Common Area located on its Tract, the temporary display of leasing information and the temporary erection of one sign identifying each general contractor working on a construction job.

(c)           All signs in the Shopping Center shall comply with the provisions of the Sign Guidelines. Subject to the other provisions of this Section 6.3, the Party with respect to the Costco Tract shall be entitled to place up to ten (10) departmental signs on the exterior of the Costco Store. Three (3) of these signs may identify specific sublessees or concessionaires, provided new openings on the exterior of the Costco Store have been approved by the Approving Parties and created for such users. The remainder of these signs shall only be “generic” in nature (e.g. “garden shop”, “pharmacy”) and may not identify the specific business names or trade names of concessionaires or sublessees. These departmental signs shall remain subject to the Sign Criteria and the approval of all applicable governmental authorities.

(d)           Each Owner shall pay a portion of the other costs of operating and maintaining such Pylon Sign(s) equal to the relative portion of the panel areas thereon which it elects to utilize. Each Party shall pay the cost of repairing or replacing its own panel. The cost of constructing, operating and maintaining the Pylon Signs and other signs shall not be included in Common Area Maintenance Costs or Commercial Center Common Services Costs and shall be allocated in the same manner as the cost of initial construction of the Shared Sign(s).

6.4           Insurance.

(a)           Each Party shall maintain or cause to be maintained in full force and effect Comprehensive/Commercial General Liability Insurance covering its Tract with a combined single limit of liability of not less than $5,000,000 for bodily or personal injury or death, and for property damage, arising out of any one occurrence. Such insurance shall:

(i)            provide that the policy may not be canceled or materially reduced in amount or coverage without at least thirty (30) days prior written notice by the insurer to each Party identified as an additional insured;

(ii)           name the other Parties as additional insureds;

(iii)          provide for severability of interests;

(iv)          provide that an act or omission of one of the insureds or additional insureds which would void or otherwise reduce coverage, shall not reduce or void the coverage as to the other named or additional insureds; and

(v)           provide for contractual liability coverage with respect to the indemnity obligations set forth in this Agreement.

(b)           Prior to commencing any construction activities within the Shopping Center, the Party causing such construction shall obtain and thereafter maintain so long as such construction activity is occurring, at least the minimum insurance coverages set forth below:

(i)            Workers’ Compensation - California statutory limits;

(ii)           Employers’ Liability - $500,000; and

(iii)          Commercial General and Auto Liability as follows:

(A)          Bodily Injury and Property Damage - $5,000,000 per occurrence, combined single limit coverage;

(B)           Independent Contractors Liability or Owner’s Protective Liability; same limits as set forth in (A) above;

(C)           Products/Completed Operations Coverage which shall be kept in effect for two (2) years after completion of work;

(D)          “XCU” Hazard Endorsement, if applicable;

(E)           “Broad Form” Property Damage Endorsement;

(F)           “Personal Injury” Endorsements; and

(G)           “Blanket Contractual Liability” Endorsement.

(c)           If the construction activity involves the use of another Party’s Tract, then such other Party shall be named as an additional insureds and such insurance shall provide that the same shall not be canceled or materially reduced in amount or coverage without at least thirty (30) days prior written notice to the named and additional insureds. If such insurance is canceled, expires, or is materially reduced, the constructing Party shall immediately stop all work on or use of another Party’s Tract until either the required insurance is reinstated or replacement insurance is obtained.

(d)           Effective upon the commencement of construction of any improvements, the constructing Party shall maintain “all risk” property damage insurance with a financially responsible insurance company or companies, in an amount at least equal to eighty percent (80%) of the replacement cost (exclusive of the cost of excavation, foundations, and footings) of the buildings and improvements, such coverage extending at least to the following perils; loss or damage by fire, windstorm, cyclone, tornado, hail, explosion, riot, riot attending a strike, civil commotion, malicious mischief, vandalism, aircraft, vehicle, smoke damage, and sprinkler leakage.

(e)           Costco shall obtain pollution liability insurance in a form reasonably acceptable to the Estate with minimum limits of $5,000,000.

(f)            The limits of all insurance required under this Section 6.4 shall be increased upon every fifth anniversary of the date hereof by the percentage increase in the Consumer Price Index from the date of this REA to the fifth anniversary in question.

(g)           All insurance required by Section 6.4 shall be issued by companies licensed in the State of California and shall be rated by Best’s Insurance Reports not less than A/X or other equivalent rating. The insurance may be carried under (i) an individual policy covering this location, (ii) a blanket policy or policies which includes other liabilities, properties and locations of such Party, so long as coverage is not reduced or adversely affected, or (iii) a combination of any of the foregoing insurance programs. To the extent any deductible is permitted or allowed as a part of any insurance policy carried by a Party, such Party shall be deemed to be covering the amount thereof under an informal plan of self insurance; provided, however, that in no event shall any deductible exceed $250,000 as increased as of every fifth anniversary at the date of this REA by the percentage increase in the CPI. Each Party agrees to furnish to any other Party requesting the same, a certificate(s) of insurance evidencing that the insurance required to be carried by such requested Party is in full force and effect.

6.5           Right to Self-Insure.

(a)           Any Owner shall have the right to satisfy such Owner’s obligations under this REA to the extent applicable to the policies of insurance required by such provisions of insurance required by such provisions (sometimes referred to as “liability insurance” or “property loss insurance”, as applicable), and the liability, restoration, environmental remediation and clean-up, and other obligations covered by such insurance, by means of a formal company wide self-insurance and risk retention program, if such Owner satisfies the following self-insurance conditions: (i) such Owner shall give each other Owner prior written notice of such Owner’s intention to self-insure one or more types or kinds of liability insurance or property loss insurance required by this REA, (ii) upon request, from time to time, such Owner shall provide to each other Owner reasonably detailed documentation outlining the scope and procedures utilized by such Owner in managing its self-insurance and risk retention program, and (iii) such Owner has continuously during the entire period of such self-insurance a tangible net worth determined in accordance with generally accepted accounting principles consistently applied, of at least One Billion Dollars ($ 1,000,000,000) (adjusted annually by the changes to CPI), as certified by an independent certified public accountant. Such Owner’s rights to self-insure its liability, restoration, environmental remediation and clean-up, and other obligations intended to be covered by the liability insurance and property loss insurance required by this Agreement shall continue only so long as such Owner complies with the terms of this Section 6.5, and the terms of the instruments or agreements referred to herein, and if it fails to comply with such requirements, such Owner shall immediately procure the insurance coverage required by this REA, and shall provide each other Owner with the appropriate certificates of insurance in compliance with the terms of this REA.

(b)           Notwithstanding any other provision of this REA that may be to the contrary, if such Owner self-insures any of its obligations under this REA, then such Owner agrees that it shall be deemed to have relinquished its right to assert a claim for property loss against each other Owner and any person claiming by, through or under each other Owner, to the same extent that such Owner’s insurer’s rights against each other Owner and any person claiming by, through or under each other Owner would have been relinquished if insurance coverage encompassing the self-insured property risks were being maintained by such Owner for the benefit of all Owners and such policies contained release and waiver of subrogation provisions.

(c)           Notwithstanding any other provision in this Agreement to the contrary, such Owner agrees that in the event of loss, damage, injury, death, or other occurrence which would have been insured under the terms of a policy or policies of liability insurance required to be carried under this REA, such Owner shall be liable to any person claiming by, through or under the other Owners to the same extent that an insurance carrier would have been liable under the liability policies that would have been carried in accordance with the terms of this REA but for such Owner’s right to self-insure.

6.6           Taxes and Assessments.

(a)           Each Party shall pay, or cause to be paid prior to delinquency, all taxes and assessments with respect to its Tract, the buildings, and improvements located thereon and any personal property owned or leased by such Party in the Shopping Center, provided that if the taxes or assessments or any part thereof may be paid in installments, the Party may pay each such installment as and when the same become due and payable.

(b)           Any Party may contest, at its sole cost and expense, any such taxes and assessments with respect to its Tract in any manner such Party elects, so long as such contest is maintained with reasonable diligence and in good faith. Notwithstanding the foregoing, no Party contesting any tax or assessment shall permit a lien for delinquent taxes to be filed encumbering its Tract or if such lien is filed, shall promptly remove such lien. At the time such contest is concluded (allowing for appeal to the highest appellate court having jurisdiction), the contesting Party shall promptly pay all such taxes and assessments determined to be owing, together with all interest, penalties and costs thereon.

6.7           Liens. In the event any lien is filed against a Tract of one Party as a result of services performed or materials furnished for the use of another Party or nonpayment of taxes or as assessments by a Party, the Party permitting or causing such lien to be so filed agrees to cause such lien to be discharged prior to entry of final judgment (after all appeals) for the foreclosure of such lien and further agrees to indemnify, defend, protect and hold harmless the other Parties and their Tracts against liability, loss, damage, costs or expenses (including reasonable attorneys’ fees and costs of suit) on account of such claim of lien. Upon request of the Party whose Tract is subject to such lien, the Party permitting or causing such lien to be filed agrees to promptly cause such lien to be released and discharged of record, either by paying the indebtedness which gave rise to such lien or by posting a bond or other security as shall be required by law to obtain such release and discharge. Nothing herein shall prevent a Party permitting or causing such lien from contesting the validity thereof in any manner such Party chooses so long as such contest is pursued with reasonable diligence. In the event such contest is determined adversely (allowing for appeal to the highest appellate court having jurisdiction), such Party shall promptly pay in full the required amount, together with any interest, penalties, costs, or other charges necessary to release such lien.

ARTICLE VII.

POSSIBLE FUTURE ANNEXATION

7.1           Annexation of Additional Property.

(a)           If Almahurst Street lying between Hanover and Albatross (as identified on the New Site Plan as the “Possible Street Abandonment”) is abandoned by the City of Industry, the Estate, as the Owner of the Estate Tract, shall have the right, at its sole option, to:

(i)            unilaterally amend this Agreement by a Declaration of record which modifies the boundaries of the Common Area to incorporate into the Common Area property that is adjacent to the Common Area; all or any contiguous portion of the land legally described on Exhibit “F” hereto and identified as the “Possible Annexation Area” on the New Site Plan; and

(ii)           subject to the parking ratio and other requirements of this Agreement, improve any portion of the Possible Annexation Area as Common Area or Building Area and Common Area.

(b)           Upon any such amendment of this REA, there shall also be amended the New Site Plan (Exhibit “C”) the description of the Estate Tract (Exhibit “A”), the Common Area Allocable Shares and the Commercial Center Allocable Shares.

7.2           Separate Configuration. Notwithstanding any other provision of this Agreement to the contrary if Almahurst Street is abandoned as a public street and the improvements to the former location at Almahurst Street are substantially altered, the buildings and uses on the Possible Annexation Area and on the adjacent portions of the original Estate Tract shall not be reconfigured in a manner which permits the Occupants of the Possible Annexation Area to conveniently utilize the Automobile Parking Areas on the remainder of the Shopping Center without the prior written approval of the Owner of the Costco Tract of a revised New Site Plan for the original Shopping Center and Possible Annexation Area. Such approval shall not be unreasonably withheld if (a) such revised New Site Plan satisfies Section 2.1(a)(iii) and the other provisions of this Agreement, or (b) such buildings and uses are configured such that the Occupants and customers of the Estate Tract will not tend to put a greater burden on the parking areas most convenient to the Occupants and customers of the Costco Tract than the burden on such areas under the New Site Plan.

7.3           Interim Operation. If the annexation of the Possible Annexation Area occurs prior to the completion of Costco’s Initial Work, Section 4.4 above shall be applicable to the period prior to the completion of such work.

ARTICLE VIII.

TERM

8.1           Term of this REA. This REA shall be effective as of the date first above written and, absent earlier termination as provided herein, shall continue in full force and effect until 11:59 p.m. on November 1, 2051, plus up to five (5) automatic renewal periods of ten (10) years each upon the election of either of the Approving Parties; provided, however, that the easements referred to in Article II hereof which are specified as being perpetual or as continuing beyond the term of this REA shall continue in full force and effect as provided therein. Upon termination of this REA, all rights and privileges derived from and all duties and obligations created and imposed by the provisions of this REA, except as relates to the easements mentioned above, shall terminate and have no further force or effect; provided, however, that the termination of this REA shall not limit or affect any remedy at law or in equity that a Party may have against any other Party with respect to any liability or obligation arising or to be performed under this REA prior to the date of such termination.

ARTICLE IX.

TRANSFER OF INTEREST

9.1           Transfer of Entire Interest.

(a)           Each Party shall be liable for the performance of all of its respective covenants, obligations and undertakings herein set forth which accrue during the period of its ownership interest in its Tract, and such liability shall continue with respect to any portion transferred until the notice requirement set forth below is complied with, at which time the transferring Party’s personal liability for future obligations shall terminate. The transferee Party shall automatically become liable for all obligations, performance requirements and amounts which arise subsequent to compliance with the notice requirement and the transfer of the interest in the transferring Party’s Tract. A Party transferring all or any portion of its interest in its Tract shall give notice to the other Parties of such transfer and shall include therein at least the following information:

(i)            the name and address of the transferee;

(ii)           a copy of the legal description of the Tract or portion thereof transferred;

(iii)          the designated Person who will represent the Tract or portion thereof transferred, if the leasehold or ownership interest is in more than one Person; and

(iv)          a copy of the deed or other conveyance instrument evidencing the transfer.

Nothing contained herein to the contrary shall affect the existence, priority, validity or enforceability of this REA, any mortgage, deed of trust or similar instrument which is placed upon the transferred portion of the Shopping Center.

(b)           The provisions of this Section 9.1 shall not apply to an assignment of Estate’s rights under Section 5.2(c), the Estate’s right to cause a termination of use restrictions under Section 6.1(b)(xxi) which rights shall be assignable separately or collectively at any time and from time to time by the Estate to any Owner of the Tract benefitted by such restrictions, together with or separate and distinct from any of the Estate’s other rights and interests under this REA. Any such assignment shall be effective upon recordation of an assignment agreement or memorandum thereof, and thereafter, any references in Section 5.2(c), Section 6.1(b)(xxi) to the Estate shall be deemed to include the Estate’s assignee.

9.2           Multiple Ownership.

(a)           Designation. In the event that a Party transfers or conveys its interest in a portion of its Tract, then the Persons owning all of such interest in such Tract shall be jointly considered a single Party and such Persons shall designate one of their number to act on behalf of all such Persons in the performance of the provisions of this REA. Any such designation shall be in writing, duly executed, verified and acknowledged by each such Person, and shall be served upon the other Parties in accordance with the notice provisions of this REA.

(b)           Effect of Designation. In the absence of such written designation, the acts of the Party whose interest is divided shall be binding upon all of the Persons owning any interest in such Tract, until such time as the written designation is properly served as provided by this Section 9.2, and whether or not such Party retains any interest in the Tract in question. The exercise or performance of any rights, powers or obligations of a Party under this REA by the Person designated to represent such Party shall be binding upon all Persons having an interest in such Tract. The other Parties shall have the right to deal exclusively with and rely solely upon the acts or omissions of such designated Person in the performance or provisions of this REA.

(c)           Removal of Designated Person. Any Person designated hereunder may be removed by the Persons so designating, in accordance with any procedure agreed to between them, provided that written notice of such removal and designation of a new Person to act as the Party on behalf of all such Persons under this REA is given and made in the manner specified in this Section 9.2. In the absence of any written notice and designation, the previous designation shall continue in effect and the acts of the Person previously designated with respect to the performance of the provisions of this REA shall be binding upon all such Persons.

(d)           Status of Designated Person. Any Person designated pursuant to the provisions of this Section 9.2 shall be the agent of each of its principals, and the Person upon whom service of any process, writ, summons, order or other mandate of any nature of any court in any action, suit or proceeding arising out of this REA may be made, and service upon such designated Person shall constitute due and proper service of any such matter upon each of its principals, provided a copy of such matter is also mailed to such principals at the principals last addresses, which addresses shall be provided by the principals to the Parties.

(e)           Obligation of Other Persons Comprising Party. The designation of a Person to act on behalf of Persons as a Party under this Section 9.2 shall not relieve any such Persons from the obligations or liabilities of such Persons created by or arising from this REA, which obligations shall then be joint and several.

(f)            Transfer of Rights of Approving Party. The transfer of the rights of a Party as an Approving Party shall only be made pursuant to the provisions of the definition of “Approving Party” above.

9.3           Limitation on Transfer. In no event shall the rights, powers and obligations conferred upon a Party pursuant to this REA be at any time transferred or assigned by any such Party except through a transfer of its interest in its Tract, and then only to the extent and in the manner herein provided. The exceptions to a successor becoming a Party by reason of any transfer or conveyance of the whole or any part of the interest of any Party in and to such Party’s Tract are as follows:

(a)           while and so long as the transferring Party retains the entire possessory interest in the Tract or portions thereof so conveyed by the terms of a mortgage or deed of trust, in which event the Party retaining such possessory interest shall have the status of a Party;

(b)           when a transfer or conveyance is followed immediately by a leaseback of the same Tract or portion thereof by such Party, or an affiliate thereof, in which event only the lessee thereof shall have the status of Party, so long as the lease in question has not expired or been terminated;

(c)           when a successor acquires by such transfer or conveyance:

(i)            less than all of the Party’s Tract; or

(ii)           an undivided interest, such as that of joint tenant, or tenant in common, in such Party’s Tract; or

(iii)          an undivided interest, legal or equitable, in the assets of any Party other than an individual, which interest is not also an interest in the Party’s Tract. In any of which three cases the Persons holding all of the interests in such Tract are to be jointly considered a single Party and the Party as to such Tract hereunder.

9.4           Fractional Interests. In the event any of the Parties shall transfer its present interest in a Tract or a portion of such interest in such manner as to vest its present interest in such Tract in more than one person other than by creation of a separate legal lot (e.g., by the creation of a tenancy-in-common, joint tenancy or the like), then not less than a fifty-one percent (51%) interest of such transferees shall designate one of their number to act on behalf of all of such transferees in the exercise of the powers granted to such Party under this Agreement. So long as such designation remains in effect, such designee shall be a Party hereunder and shall have the power to bind such Tract and such transferees, and such transferees shall not be deemed to be Parties. Any such designation must be in writing and served upon the other Parties hereto by registered or certified mail, and must be recorded in the recorder’s office. In the absence of such written designation, the acts of the Party whose interest is so divided with respect to the exercise of the powers vested by this instrument shall be binding upon all persons having an interest in such Tract until such time as written notice of such designation is given and recorded in the recorder’s office

ARTICLE X.

MISCELLANEOUS

10.1         Default.

(a)           If any Party is in Default hereunder (“Defaulting Party”), then any other Party (“Non-Defaulting Party”) may, upon forty-five (45) days’ prior written notice to the Defaulting Party, proceed to Cure the Default (and shall have a license to do so) by the payment of money or performance of some other action for the account of the Defaulting Party. The foregoing shall only include the right to enter upon any portion of the Common Area owned by the Defaulting Owner and to do the following (but in no event to enter any building owned by the Defaulting Party) (a) summarily abate, remove or otherwise remedy any improvement, thing or condition which violates the terms of this Agreement, including, without limitation, any failure to maintain or repair the Common Area in accordance with the Agreement including, without limitation, the Common Areas within Costco’s Initial work; or (b) complete the construction or reconstruction of any Common Area in accordance with this agreement; and (c) enter upon any portion of the Common Area owned by the Defaulting Owner and perform any obligation of the Defaulting Owner to be performed thereon. The foregoing right to Cure shall not be exercised if within the forty-five (45) day notice period the (i) Defaulting Party Cures the Default, or (ii) Default is subject to Cure, but cannot reasonably be Cured within that time period, the Defaulting Party begins to Cure such Default within such time period and diligently pursues such action to completion. The forty-five (45) day notice period shall not be required if, using reasonable judgment, the Non-Defaulting Party deems that an emergency exists which requires immediate attention. In the event of such an emergency, the Non-Defaulting Party shall give whatever notice to the Defaulting Party as is reasonable under the circumstances.

(b)           Within ten (10) days of written demand (including providing copies of invoices reflecting costs) the Defaulting Party shall reimburse the Non-Defaulting Party for any sum reasonably expended by the Non-Defaulting Party to Cure the Default, together with interest thereon at the rate provided in Section 10.2.

(c)           In the event any Party shall institute any action or proceeding against another Party relating to the provisions of this REA, or any Default hereunder, or to collect any amounts owing hereunder, or if an arbitration proceeding is commenced by agreement of the Parties to any dispute, the unsuccessful litigant in such action or proceeding shall reimburse the successful litigant therein for reasonable costs and expenses incurred by the successful litigant in connection with such action or proceeding and any appeals therefrom, including attorneys’ fees and court costs.

(d)           All remedies are cumulative and shall be deemed additional to any and all other remedies to which any Party may be entitled in law or in equity. Each Party shall also have the right to restrain by injunction any violation or threatened violation by any other Party of any of the terms, covenants, or conditions of this REA, or to obtain a decree to compel performance of any such terms, covenants, or conditions, it being agreed that the remedy at law for a breach of any such term, covenant, or condition (except those, if any, requiring the payment of a liquidated sum) is not adequate.

(e)           Notwithstanding anything in this Section 10.1 to the contrary, if a Party exercises its right of self help hereunder with respect to any premises demised under an Existing Lease, such Party shall indemnify, hold harmless and defend the Party or Existing Owner who is the landlord under such Lease for any claim made by the Tenant under such Existing Lease that such acts constituted a breach or default under such Lease.

(f)            Any Party entering onto the Tract of another Party or Owner shall indemnify, hold harmless and defend the Owner or Party whose Tract is entered, from any and all liabilities, damages and costs, including attorneys’ fees and costs of suit arising out of the acts of the entering Party on such other Owner’s or Party’s Tract. Nothing contained in the foregoing, however, release any Party or Owner from liability for its own breach or default hereunder which occasioned such exercise of a right to entry.

10.2         Interest. Wherever and as often as one Party shall not have paid any sum payable hereunder to another Party within five (5) days of the due date, such delinquent Party shall pay interest on such amount from the due date to and including the date such payment is received by the Party entitled thereto, at the lesser of:

(a)           The highest rate permitted by law to be paid on such type of obligation by the Party obligated to make such payment or the Party to whom such payment is due, whichever is less; or

*(b)         Three percent (3%) per annum in excess of the prime rate from time to time publicly announced by Bank of America or its successor.

10.3         Estoppel Certificate. Each Party agrees that upon written request (which shall not be more frequent than three (3) times during any calendar year) of any other Party, it will issue to a prospective mortgagee or successor of such other Party or to such other Party, an estoppel certificate stating to the best of the issuer’s knowledge that as of such date:

(a)           whether the Party to whom the request has been directed knows of any Default by any Party under this REA, and if there are known Defaults, specifying the nature thereof;

(b)           whether this REA has been assigned, modified or amended in any way (and if it has, then stating the nature thereof); and

(c)           whether this REA is in full force and effect.

Such statement shall act as a waiver of any claim by the Party furnishing it to the extent such claim is based upon facts contrary to those asserted in the statement and to the extent the claim is asserted against a bona fide encumbrancer or purchaser for value without knowledge of facts to the contrary of those contained in the statement and who has acted in reasonable reliance upon the statement. Such statement shall in no event, however, subject the Party furnishing it to any liability whatsoever, notwithstanding the negligent or otherwise inadvertent failure of such Party to disclose correct and/or relevant information.

10.4         Notices.

(a)           All notices, demands, statements, and requests (collectively, the “Notice”) required or permitted to be given under this REA must be in writing and shall be deemed to have been properly given or served as of the date hereinafter specified: (i) on the date of personal service upon the Person to whom the Notice is addressed or if such Person is not available the date Notice is left at the address of the Person to whom it is directed, (ii) on the date of receipt, or attempted delivery shown on the return receipt; if the Notice is postmarked by the United States Post Office, provided it is sent prepaid, registered or certified mail, return receipt requested and (iii) on the date the Notice is delivered by a courier service to the address of the

Person to whom it is directed, provided it is sent prepaid, return receipt requested. The address of the respective signatories to this REA are set forth below.

The Estate:	Estate of James Campbell
425 California Street, Suite 1000
San Francisco, CA 94104
Attention: Director,
Mainland Properties

Costco:	Costco Wholesale Corporation
999 Lake Drive
Issaquah, Washington 98037
Attn: Property
Management/Real Estate Dept.

Each Party shall have the right from time to time and at any time, upon at least ten (10) days’ prior written notice in accordance with the provisions hereof, to change its respective address and to specify any other address within the United States of America; provided, however, notwithstanding anything herein to the contrary, in order for the Notice of address change to be effective it must actually be delivered. Each Party shall designate a specific individual as its representative with responsibility for day-to-day operations on such Party’s Tract. Refusal to accept delivery of a Notice or the inability to deliver a Notice because of an address change which was not properly communicated shall not defeat or delay the giving of a Notice.

(b)           Notice from a Party’s Mortgagee to the other Parties pursuant to this REA that such Mortgagee should be included in all further notices to the Party upon whose Tract the Mortgagee’s interest has attached shall obligate such other Parties to include such Mortgagee in any further notices to such Party at the address stated in the notice from such Mortgagee, such notice to such Mortgagee to be given and effective as provided in this Section 10.4. The Mortgagee may change its notice address by notice given as provided in this Section 10.4. Failure by the other Parties to include such Mortgagee in any such notice shall render such notice ineffective to the other Party but shall not, however, waive any other rights of the noticing Party hereunder, including its right to enforce this REA to the extent not dependent on such notice.

10.5         Approval Rights. Unless otherwise herein provided, whenever approval, satisfaction or consent (collectively, an “Approval” or “Approval”) is required, Approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, Approval shall be given or withheld within twenty (20) days of the receipt of the written request for Approval in accordance with Section 10.4 above. If approval or disapproval is not given within such twenty (20) day period, the requesting Party shall, within ten (10) days of the expiration of the aforementioned twenty (20) day period, deliver a second notice in accordance with Section 10.4 above to the Approving Party, which second notice shall state that, absent notice to the contrary, the Approving Party shall be deemed to have given its approval, if approval or disapproval is not given within ten (10) days of such second request, the Approving Party shall be deemed to have given its Approval. If an Approving Party shall disapprove, the reasons therefor shall be stated in reasonable detail. Except with respect to an Approval given by lapse of time, all Approvals and Disapprovals shall be in writing. It shall be deemed reasonable for Estate or its successor as a Party or Owner to delay or withhold Approval of a matter subject to Approval hereunder if the matter would require the consent or approval of a tenant under an Existing Lease and such consent or approval has been delayed or is ultimately not obtained following the diligent pursuit of the corresponding consent or approval from such tenant (and timely notice of the progress of such diligent pursuit to the other Parties) under such Existing Lease by Estate or such successor with respect to the premises under such Existing Lease. Accordingly, a delay or failure to grant an Approval in the foregoing circumstance shall not constitute a default by Estate or its successors if it has been unable to obtain a corresponding approval required under an Existing Lease.

10.6         Condemnation. In the event any portion of the Shopping Center shall be taken by eminent domain or any other similar authority of law, the award for the value of the land and the improvements so taken shall be paid to the fee owner of the Tract whose property was so taken and its occupants, as their interest may appear, or as such fee owner and Occupant have agreed to in their respective leases, except that (i) if the taking includes improvements belonging to more than one Party, such as utility lines or signs, the portion of the award allocable thereto shall be used to the extent necessary and appropriate to relocate, replace or restore such jointly owned improvements to a useful condition, and (ii) if the taking includes easement rights which are intended to extend beyond the term of the REA, the portion of the award allocable to each such easement right shall be paid to the respective grantee thereof. In addition to the foregoing, if a separate claim can be filed for the taking of any other property interest existing pursuant to this REA which does not reduce or diminish the amount paid to the Party owning the land or the improvement taken, then the Owner of such other property interest shall have the right to seek an award for the taking thereof. In the event a portion and not the whole of a Tract is so taken, the Owner whose Tract was so condemned shall promptly repair and restore in accordance with this REA the remaining portion of its Tract as nearly as practicable to the condition existing just prior to such condemnation without contribution from the other Parties; provided, however, that if (a) such portion of the Building Area on an Owner’s Tract (which for purpose of this Paragraph shall include loading docks, trash storage areas, ramps and canopies) or (b) such portion of the Automobile Parking Areas which, in an Owner’s judgment, reasonably exercised, materially impairs such Tract Owner’s or its Occupants’ operations, is taken by condemnation, then the Owner whose operations are so materially impaired may elect, within sixty (60) days of the date of the vesting of title in the condemning authority, by written notice to the other Parties, to terminate this REA as to the Owner’s Tract so materially impaired; provided, further, however, that in the event such taking substantially and materially impairs the successful operation of the entire Shopping Center, this REA shall automatically terminate in its entirety. In the event the Floor Area on a Party’s Tract is taken by Condemnation and, whether or not such Party shall terminate this REA as to the Tract so impaired, then the Parties remaining subject to this REA shall have their Allocable Shares adjusted and, thereafter, each remaining Party’s Allocable Share shall be a fraction, the numerator of which shall be the maximum buildable Floor Area of its Tract as-set forth herein and the denominator of which shall be the maximum buildable Floor Area of all Tracts in the Shopping Center governed by this REA, as set forth herein.

10.7         Binding Effect. The terms of this REA and all easements granted hereunder shall constitute covenants running with the land and shall inure to the benefit of and be binding upon the signatories hereto and their respective successors and assigns who become Parties hereunder. This REA is not intended to supersede, modify, amend or otherwise change the provisions of any prior instrument affecting the land burdened hereby.

10.8         Singular and Plural. Whenever required by the context of this REA, the singular shall include the Plural, and vice versa, and the masculine shall include the feminine and neuter genders, and vice versa.

10.9         Counterparts and Signature Pages. This REA may be executed in several counterparts, each of which shall be deemed an original. The signatures to this REA may be executed and notarized on separate pages, and when attached to this REA shall constitute one complete document.

10.10       Negation of Partnership. None of the terms or provisions of this REA shall be deemed to create a partnership between or among the Parties in their respective businesses or otherwise, nor shall it cause them to be considered joint venturers or members of any joint enterprise. Each Party shall be considered a separate entity, and no Party shall have the right to act as an agent for another Party, unless expressly authorized to do so herein or by separate written instrument signed by the Party to be charged.

10.11       Not a Public Dedication. Nothing herein contained shall be deemed to be a gift or dedication of any portion of the Shopping Center or of any Tract or portion thereof to the general public, or for any public use or purpose whatsoever. Except as herein specifically provided, no rights, privileges or immunities of any Party hereto shall inure to the benefit of any Person, nor shall any Person be deemed to be a beneficiary of any of the provisions contained herein.

10.12       Force Majeure Event. Whenever performance is required of any Party hereunder, such Party shall use all reasonable due diligence to perform and take all necessary measures in good faith to perform; provided, however, that if performance shall be delayed at any time by reason of acts of God, war, civil commotion, governmental delays, moratorium, challenges or appeals to governmental approvals or disapprovals, riots, strikes, picketing, or other labor disputes, unavailability of labor or materials, damage to work in progress by reason of fire or other casualty, pending or threatened litigation by occupants of the Commercial Center, or other causes beyond the reasonable control of the Party whose performance is required (other than the payment of money) (“Force Majeure” or a “Force Majeure Event”), then the time for performance as herein required shall be extended by the number of days of delay caused by such Force Majeure Event. The Party asserting a delay caused by a Force Majeure Event shall take reasonable steps to protect any work already completed and use reasonable efforts to remediate the effect of such delay and keep the other Party informed of the nature of the Force Majeure Event, the estimated time period of the delay, the steps being taken to resolve the events causing the delay, and the revised schedule of performance as a result of such Force Majeure Event.

10.13       Severability. Invalidation of any of the provisions contained in this REA, or of the application thereof to any Person by judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other Person and the same shall remain in full force and effect.

10.14       Amendments. This REA may be amended by, and only by, a written agreement signed by all of the then current Parties and shall be effective only when recorded in the County of Los Angeles and State of California. No consent to the amendment of this REA shall ever be required from any Occupant or Person other than the Parties, nor shall any Occupant or Person other than the Parties have any right to enforce any of the provisions hereof.

10.15       Captions and Capitalized Terms. The captions preceding the text of each article and section are included only for convenience of reference. Captions shall be disregarded in the construction and interpretation of this REA. Initial capitalized terms are also selected only for convenience of reference and do not necessarily have any connection to the meaning that might otherwise be attached to such term in a context outside of this REA.

10.16       Mitigation of Damages. In all situations arising out of this REA, all Parties shall attempt to avoid and minimize the damages resulting from the conduct of any other Party or Person. Each Party hereto shall take all reasonable measures to effectuate the provisions of this REA.

10.17       REA Shall Continue Notwithstanding Breach It is expressly agreed that no breach of this REA shall (i) entitle any Party to cancel, rescind or, otherwise terminate this REA, or (ii) defeat or render invalid the lien of any mortgage or deed of trust made in good faith and for value as to any part of the Shopping Center or any interest therein. However, such limitation shall not affect in any manner any other rights or remedies which a Party may have hereunder by reason of any such breach.

10.18       Time. Time is of the essence in this REA.

10.19       Nonwaiver. The failure of any Party to insist upon strict performance of any of the terms, covenants or conditions hereof shall not be deemed a waiver of any rights or remedies which that Party may have hereunder or at law or equity and shall not be deemed a waiver of any subsequent breach or Default in any of such terms, covenants or conditions.

10.20       Right of Contest. Wherever under the terms of this REA a Party has agreed to (i) comply with all laws, rules, regulations, orders or ordinances of applicable governmental departments or agencies (collectively “Laws”), or (ii) keep its or another Party’s Tract free and clear from liens or encumbrances (including mechanics’ liens) (collectively “Liens”), it shall not be considered a Default under this REA if a Party elects to contest such Laws or Liens in any manner permitted by law to the fullest extent permissible. A Default shall have occurred only when such Party has pursued its right of contest to its completion and such Law or Lien is upheld and thereafter, the contesting Party fails to comply with such Law or satisfy such Lien.

10.21       Governing Law. This REA shall be construed in accordance with the laws of the State of California.

10.22       Indemnity and Release.

(a)           Each Party covenants to defend, indemnify, protect and hold harmless the other Parties and their heirs, partners, trustees, parent or subsidiary corporations, directors, officers, agents, representatives and employees from and against all losses, liabilities, damages, claims, judgments, orders, penalties, fines, costs or expenses, including reasonable legal, accounting and other expenses, including, without limitation, loss of or damage to property or death or injury to Persons (collectively, the “Losses”) caused by an act or omission by such indemnifying Party, its agents, employees, contractors, licensees, officers or directors (“Party’s Agents”) involving (i) the performance by such Party or such Party’s Agents of its duties or obligations with respect to the maintenance or operation of its Tract or the Common Area on its Tract (ii) construction and works of improvement performed by or for such Party or such Party’s Agents or (iii) the business and other activities conducted by such Party or such Party’s Agents or, if such indemnifying Party is the Estate, the maintenance of the Common Area. Notwithstanding anything in the preceding sentence to the contrary, the indemnification obligation outlined in this paragraph shall not apply to claims to the extent caused by or arising out of the negligence or willful act or omission of another Party or such other Party’s Agents or be deemed to expand Costco’s liability under Section 3.6 above with respect to the Costco Initial Work or the relocation of Castleton Street.

(b)           To the extent permitted by law, each Party (“Releasing Party”) hereby releases and waives, for itself and on behalf of its insurer, any other Party (“Released Party”) from any liability for any loss or damage to all property of such Releasing Party located upon any portion of the Shopping Center, which loss or damage is of the type generally covered by “all risk” property damage insurance. This release and waiver shall apply irrespective of any negligence on the part of the Released Party which may have contributed to or caused such loss, or of the amount of such insurance required or actually carried. Each Party agrees to use its best efforts to obtain, if needed, appropriate endorsements to its policies of insurance with respect to the foregoing release; provided, however, that failure to obtain such endorsements shall not affect the release hereinabove given. Notwithstanding anything to the contrary, in the event any Party is by law, statute or governmental regulation unable to obtain a waiver of the right of subrogation for the benefit of each other Party, then, during any period of time when such waiver is unobtainable, said Party shall not have been deemed to have released any subrogated claim of its insurance carrier against the other Parties, and during the same period of time each such other Party shall be deemed not to have released the other Party who has been unable to obtain or fails to obtain such waiver from any claims it or its insurance carrier may assert which otherwise would have been released pursuant to this Section. Any lease, license, concession or other agreement entered into between any Party and an Occupant of its Tract shall contain a provision releasing and waiving rights of recovery against the Parties to the same extent as the release and waiver contained in this Section and, if such waiver and release is contained in any such agreement with an Occupant, then the waiver and release by each Party under this Section shall extend to and benefit such Occupant.

10.23       Joint Preparation. This REA shall be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity regarding the provisions of this REA shall not be interpreted against any Party as the draftsman of the document, but shall be resolved by application of all other principles of law regarding interpretation of contracts.

10.24       Effect of Other Agreements. The Estate and Costco recognize that there are or may be other instruments or agreements affecting the Costco Tract, Shopping Center or Commercial Center, or portions thereof, which may also address some or all of the subject matter of this REA. The Estate and Costco agree that as between the Estate, as Owner of the remainder of the Commercial Center, and Costco, as Owner of the Costco Tract, and the successor and assigns as Owners of such real property, that this REA shall be controlling and shall govern the rights and obligations of each of them with respect to the Shopping Center.

10.25       Lenders. No violation of this REA shall defeat or invalidate the lien of any Mortgage upon any Tract. No Mortgagee under a Mortgage which is a lien upon any Tract or the leasehold estate under an Existing Lease prior to the filing for record of this REA shall be subject to this REA and no other Mortgagee shall have any liabilities under this REA except any which may accrue during any period that such Mortgagee is an Owner.

IN WITNESS WHEREOF, the Parties have caused this REA to be executed effective as of the day and year first above written.

ESTATE:	THE TRUSTEES UNDER THE WILL AND OF THE ESTATE OF JAMES CAMPBELL, DECEASED, acting in their fiduciary and not their individual capacities

	By:	/s/ D.A. Heenan
	Name:	D.A. Heenan
	Title:	Trustee

	By:	/s/ C. R. Churchill
	Name:	C. R. Churchill
	Title:	Trustee

	By:	/s/ Richard W. Gushman II
	Name:	Richard W. Gushman II
	Title:	Trustee

	By:	/s/ Ronald J. Zlatoper
	Name:	Ronald J. Zlatoper
	Title:	Trustee

COSTCO:	COSTCO WHOLESALE CORPORATION, a Washington corporation

	By:	/s/ RICHARD J. OLIN
	Name:	RICHARD J. OLIN
	Title:	Vice President/Assistant Secretary

STATE OF HAWAII	)
) ss.
CITY AND COUNTY OF HONOLULU	)

On December 15, 2000, before me, Lydia L. Hannemann, a Notary Public in and for said state personally appeared D. A. Heenan, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Lydia L. Hannemann
Notary Public in and for said State Lydia L. Hannemann My Commission expires: Feb. 11, 2004

STATE OF HAWAII	)
) ss.
CITY AND COUNTY OF HONOLULU	)

On December 15, 2000, before me, Lydia L. Hannemann, a Notary Public in and for said state personally appeared C. R. Churchill, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Lydia L. Hannemann
Notary Public in and for said State Lydia L. Hannemann My Commission expires: Feb. 11, 2004

STATE OF HAWAII	)
) ss.
CITY AND COUNTY OF HONOLULU	)

On December 15, 2000, before me, Lydia L. Hannemann, a Notary Public in and for said state personally appeared Richard W. Gushman, II, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Lydia L. Hannemann
Notary Public in and for said State Lydia L. Hannemann My Commission expires: Feb. 11, 2004

STATE OF HAWAH	)
) ss.
CITY AND COUNTY OF HONOLULU	)

On December 15, 2000, before me, Lydia L. Hannemann, a Notary Public in and for said state personally appeared Ronald J. Zlatoper, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Lydia L. Hannemann
Notary Public in and for said State Lydia L. Hannemann My Commission expires: Feb. 11, 2004

ACKNOWLEDGMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 19 day of Dec, 2000, before me personally appeared RICHARD J. OLIN, known to me to be the Vice-President/Assistant Secretary of COSTCO WHOLESALE CORPORATION, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed thereto (if any) is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above

/s/ Susan L Kansky
[ILLEGIBLE]

[ILLEGIBLE]
My commission expires:[ILLEGIBLE]

REA

EXHIBIT A

ESTATE TRACT

PARCEL A

THAT PORTION OF PARCEL 1 OF PARCEL MAP NO. 156, IN CITY OF INDUSTRY, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA PER MAP FILED IN BOOK 121 PAGE 100 OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY AND THAT PORTION OF CASTLETON STREET DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHEASTERLY LINE OF SAID PARCEL 1, DISTANT THEREON NORTH 30°58’22” EAST 234.94 FEET FROM THE SOUTHWESTERLY TERMINUS OF THAT CERTAIN COURSE SHOWN AS “NORTH 30°58’22” EAST 340.32 FEET” ON SAID PARCEL MAP; THENCE NORTH 59°01’38” WEST 275.40 FEET; THENCE NORTH 56°20’37” EAST 179.56 FEET TO A POINT ON A NON-TANGENT CURVE, CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 520.00 FEET, A RADIAL LINE TO SAID POINT BEARS SOUTH 50°51’59” WEST; THENCE SOUTHEASTERLY 145.67 FEET ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 16°03’02” TO A POINT OF NON-TANGENCY ON THE NORTHEASTERLY LINE OF SAID PARCEL 1, A RADIAL LINE TO SAID POINT BEARS SOUTH 34°48’57” WEST; THENCE ALONG SAID NORTHEASTERLY LINE SOUTH 59°01’38” EAST 29.37 FEET TO THE BEGINNING OF A CURVE, CONCAVE WESTERLY, HAVING A RADIUS OF 27.00 FEET; THENCE SOUTHEASTERLY AND SOUTHWESTERLY ALONG SAID CURVE 42.41 FEET, THROUGH A CENTRAL ANGLE OF 90°00’00”; THENCE SOUTH 30°58’22” WEST 105.38 FEET TO THE POINT OF BEGINNING.

CONTAINING 33,984 SQUARE FEET OR 0.780 ACRES MORE OR LESS.

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PARCEL B

PARCELS 4 AND 5 OF PARCEL MAP NO. 156, IN THE CITY OF INDUSTRY, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PER PARCEL MAP FILED IN BOOK 121 PAGE 100 OF PARCEL MAPS, PARCEL 1 OF PARCEL MAP NO. 192, PER PARCEL MAP FILED IN BOOK 146, PAGE 16 OF PARCEL MAPS, PARCELS 1 AND 2 OF PARCEL MAP NO. 199, PER PARCEL MAP FILED IN BOOK 154 PAGE 66 OF PARCEL MAPS, THAT PORTION OF PARCEL 1 OF PARCEL MAP NO. 207, PER PARCEL MAP FILED IN BOOK 160 PAGE 65 OF PARCEL MAPS, AND A PORTION OF PARCELS 1, 2 AND 3 OF PARCEL MAP NO. 312, PER MAP FILED IN BOOK 297 PAGES 63 THROUGH 64 INCLUSIVE OF PARCEL MAPS, AND A PORTION OF CASTLETON STREET, ALL IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS A WHOLE AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF PARCEL 1 OF SAID PARCEL MAP NO. 207; THENCE ALONG THE WESTERLY LINE OF PARCELS 1 AND 2 OF SAID PARCEL MAP NO. 156 SOUTH 05°58’22” WEST 271.98 FEET, NORTH 84°01’38” WEST 15.00 FEET AND SOUTH 05°58’22” WEST 107.54 FEET TO THE WESTERLY PROLONGATION OF THE NORTHERLY LINE OF PARCEL 1 OF SAID PARCEL MAP NO. 312; THENCE ALONG SAID PROLONGATION AND SAID NORTHERLY LINE SOUTH 84°01’38” EAST 237.29 FEET; THENCE NORTH 05°58’22” EAST 274.54 FEET; THENCE SOUTH 69°59’28” EAST 61.85 FEET; THENCE SOUTH 78°19’00” EAST 50.25 FEET; THENCE SOUTH 84°01’38” EAST 41.61 FEET; THENCE SOUTH 05°58’22” WEST 6.04 FEET TO THE WESTERLY TERMINUS OF THAT CERTAIN COURSE IN THE NORTHERLY BOUNDARY OF PARCEL 3 OF SAID PARCEL MAP NO. 312 HAVING A BEARING AND DISTANCE OF “NORTH 84°01’38” WEST 107.30 FEET”; THENCE ALONG SAID NORTHERLY LINE SOUTH 84°01’38” EAST 107.30 FEET; THENCE NORTH 05°58’22” EAST 6.14 FEET; THENCE SOUTH 86°40’38” EAST 29.44 FEET TO THE BEGINNING OF A CURVE CONCAVE SOUTHERLY, HAVING A RADIUS OF 72.00 FEET; THENCE EASTERLY 34.75 FEET ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 27°39’00”; THENCE SOUTH 59°01’38” EAST 64.14 FEET TO A POINT ON THE NORTHWESTERLY LINE OF HANOVER ROAD AS SHOWN ON SAID PARCEL MAP NO. 312; THENCE ALONG THE EASTERLY AND SOUTHERLY LINES OF PARCELS 1 AND 2 OF SAID PARCEL MAP NO. 312 SOUTH 30°58’22” WEST 11.80 FEET TO THE

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BEGINNING OF A CURVE CONCAVE EASTERLY HAVING A RADIUS OF 840.00 FEET; THENCE SOUTHERLY 366.52 FEET ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 25°00’00” TO A POINT OF REVERSE CURVE CONCAVE NORTHWESTERLY, HAVING A RADIUS OF 29.00 FEET, A RADIAL LINE THE SAID POINT BEARS NORTH 84°01’38” WEST; THENCE SOUTHERLY AND WESTERLY 45.55 FEET, THROUGH A CENTRAL ANGLE OF 90°00’00”; THENCE NORTH 84°01’38” WEST” 504.81 FEET TO THE SOUTHEAST CORNER OF PARCEL 4 OF SAID PARCEL MAP NO. 156; THENCE CONTINUING ALONG THE SOUTHERLY AND WESTERLY BOUNDARY OF SAID PARCEL MAP NO. 156 NORTH 84°01’38” WEST 341.64 FEET TO THE BEGINNING OF A CURVE CONCAVE NORTHEASTERLY, HAVING A RADIUS OF 29.00 FEET; THENCE WESTERLY AND NORTHERLY 45.55 FEET, THROUGH A CENTRAL ANGLE OF 90°00’00” TO A POINT ON THE EASTERLY LINE OF ALBATROSS ROAD; THENCE ALONG SAID EASTERLY LINE NORTH 05°58’22” EAST 818.98 FEET; THENCE LEAVING SAID EASTERLY LINE SOUTH 84°01’38” EAST 140.00 FEET; THENCE SOUTH 05°58’22” WEST 50.00 FEET; THENCE SOUTH 84°01’38” EAST 95.00 FEET; THENCE SOUTH 05°58’22” WEST 85.60 FEET; THENCE SOUTH 84°01’38” EAST 150.64 FEET TO A POINT ON THE EASTERLY LINE OF PARCEL 1 OF SAID PARCEL MAP NO. 207; THENCE ALONG SAID EASTERLY LINE SOUTH 05°58’22” WEST 160.40 FEET TO THE POINT OF BEGINNING.

CONTAINING 476,665 SQUARE FEET, 10.943 ACRES MORE OR LESS.

DATED THIS  14th DAY OF November 2000.

/s/ JERRY L. USELTON
JERRY L. USELTON, L.S. 5347, EXP. 12/31/03

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